UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Nabors Industries Ltd.

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Crown House
4 Par-la-Ville Road
Second Floor
Hamilton, HM 08 Bermuda

Notice of 2011 Annual General Meeting of Shareholders
Tuesday, June 7, 2011, 11:00 a.m. CDT
Hilton Houston North
12400 Greenspoint Drive
Houston, Texas

April 29, 2011

Fellow shareholder:

We cordially invite you to attend Nabors Industries Ltd.’s 2011 annual general meeting of shareholders to:

1.	Elect two directors, each for a three-year term;

2.	Approve and appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2011 and authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration;

3.	Hold a nonbinding advisory vote regarding the compensation paid by the Company to its named executive officers, commonly referred to as a “Say-on-Pay” proposal;

4.	Hold a nonbinding advisory vote to establish the frequency of submission to shareholders of future “Say-on-Pay” proposals;

5.	Consider two shareholder proposals, if properly presented by the shareholder proponents; and

6.	Transact such other business as may properly come before the meeting.

Further information regarding the meeting and the above proposals is set forth in the accompanying proxy statement. You are entitled to vote at the meeting if you were a shareholder at the close of business on April 8, 2011. Even if you plan to attend the meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions.

The Company’s financial statements will also be presented at the meeting. We hope you will read the proxy statement and submit your proxy. On behalf of the Board of Directors and the management of Nabors, I extend our appreciation for your continued support.

Sincerely yours,

Eugene M. Isenberg
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by telephone, internet or mailing the enclosed proxy card. Your internet or telephone designation authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please review the instructions in the proxy statement and on your proxy card regarding each of these options.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 7, 2011:

Our Proxy Statement and our 2010 Annual Report are available at www.edocumentview.com/NBR.

2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
ITEM 1 ELECTION OF DIRECTORS
OTHER EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
NONEMPLOYEE DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
2010 SUMMARY COMPENSATION TABLE
2010 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED IN 2010
2010 NONQUALIFIED DEFERRED COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
ITEM 2 APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE AUDITOR’S REMUNERATION
ITEM 3 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
ITEM 4 ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER “SAY-ON-PAY” VOTES
ITEM 5 SHAREHOLDER PROPOSAL REGARDING THE VOTE STANDARD FOR DIRECTOR ELECTIONS
BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 5
ITEM 6 SHAREHOLDER PROPOSAL TO REQUIRE ALL DIRECTORS TO STAND FOR ELECTION ANNUALLY
BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 6
CODE OF ETHICS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER MATTERS
SHAREHOLDER PROPOSALS
OTHER MATTERS

NABORS INDUSTRIES LTD.
Crown House
4 Par-la-Ville Road
Second Floor
Hamilton, HM 08 Bermuda

Proxy Statement

2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 7, 2011

We are sending you this proxy statement in connection with the solicitation of proxies by the Board of Directors of Nabors Industries Ltd. for the 2011 annual general meeting of shareholders (the “meeting”). We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about April 29, 2011. In this proxy statement, “Nabors”, the “Company”, “we”, “us” and “our” refer to Nabors Industries Ltd. Where the context requires, these references also include our subsidiaries and predecessors.

Annual General Meeting Information

Date and location of the annual general meeting.  We will hold the meeting at the Hilton Houston North, 12400 Greenspoint Drive, Houston, Texas at 11:00 a.m. Central Daylight Time on Tuesday, June 7, 2011, unless adjourned or postponed. Directions to the meeting can be found under the Investor Relations tab of our website at www.nabors.com or by calling our Investor Relations department at 281-775-8063.

Admission to the annual general meeting.  Only record or beneficial owners of Nabors common shares may attend the meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver’s license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, copies of which are available on our website and will be distributed upon entrance to the meeting.

Voting Information

Record date and quorum.  The record date for the meeting is April 8, 2011. You may vote all common shares of Nabors that you owned as of the close of business on that date. Each common share entitles you to one vote on each matter voted on at the meeting. On the record date, 316,492,818 Nabors common shares were outstanding. A majority of the shares outstanding on the record date represented, in person or by proxy, will constitute a quorum to transact business at the meeting. Abstentions and withheld votes will be counted for purposes of establishing a quorum.

Submitting voting instructions for shares held in your name.  You may direct your vote at the meeting by telephone or internet, or by completing, signing and returning the enclosed proxy card. A properly submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation unless they lack the discretionary authority to do so as discussed below.

Submitting voting instructions for shares held in street name.  If you hold your shares through a broker, follow the instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (“NYSE”) member brokers may vote your shares under the following circumstances:

•	Discretionary items. The approval and appointment of Nabors’ independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

•	Nondiscretionary items. The election of directors, Say-on-Pay vote, vote on the frequency of future Say-on-Pay votes and consideration of shareholder proposals are “nondiscretionary” items. Absent specific voting instructions from the beneficial owners, NYSE member brokers may not vote on these proposals.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your shares will not be voted on that matter at the meeting (“broker nonvotes”). Accordingly, broker nonvotes will not be counted in determining the outcome of the vote on any nondiscretionary matter at the meeting. Broker nonvote shares will, however, be counted for purposes of establishing a quorum.

Revoking your proxy.  You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the meeting to the Corporate Secretary in person or by courier at the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the meeting; or (3) actually voting in person at the meeting. Please note that merely attending the meeting will not, by itself, constitute a revocation of a proxy.

Votes required to elect directors and to adopt other proposals.  Directors will be elected (Item 1) by a plurality of the votes cast. Each of the other matters to be considered at the meeting requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote thereon. The Say-on-Pay vote (Item 3) and the vote on the frequency of future Say-on-Pay votes (Item 4) are nonbinding, but the Board will consider the results of the votes in making future decisions.

Withholding your vote or voting to “abstain”.  You may withhold your vote for any nominee for election for director. Withheld votes will be excluded from the vote and will have no effect on the outcome. On the other proposals, you may vote to “abstain”. If you vote to “abstain”, your shares will be counted as present at the meeting for purposes of that proposal, and your vote will have the effect of a vote against the proposal.

ITEM 1
ELECTION OF DIRECTORS

Our Board of Directors currently has eight members and is divided into three classes. The members of each class are elected to serve a three-year term, with the term of office for each class ending in consecutive years. Anthony G. Petrello and Myron M. Sheinfeld are the current Class II directors who have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, for re-election to the Board to serve until the 2014 annual general meeting or until their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected. We do not anticipate that the nominees will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. Martin J. Whitman is also a Class II director, but recently advised the Board that he plans to retire upon expiration of his term at the meeting rather than stand for re-election. Mr. Whitman also serves as Lead Director of the Board. The Board has decided to reduce the size of the full Board to seven upon Mr. Whitman’s retirement and to appoint John Yearwood as Lead Director. Mr. Yearwood will also succeed Mr. Whitman on each of the Audit, Compensation and Executive Committees.

In identifying and recommending nominees for director, the Governance and Nominating Committee places primary emphasis on the following criteria:

•	Reputation, integrity and (for nonmanagement directors) independence;

•	Judgment, age and diversity of viewpoints, backgrounds and experiences;

•	Business or other relevant experience;

•	The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of the other members of the Board of Directors will result in an effective board that is responsive to the needs of the Company; and

•	For current directors, the director’s history of attendance at Board and committee meetings, the director’s preparation for and participation in and contributions to the effectiveness of those meetings.

These criteria include those set forth in our Board Guidelines on Significant Corporate Governance Issues (“Governance Guidelines”), which are available on our website at www.nabors.com and to any shareholder who requests them in writing. Requests should be addressed to the Corporate Secretary and delivered in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

The Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. The Committee has discretion to engage outside consultants to help it identify candidates. During the past year, the Committee recommended that the Board add Mr. Yearwood as a director. Mr. Isenberg had become acquainted with Mr. Yearwood’s expertise and acumen during Mr. Yearwood’s tenure at Schlumberger Limited and Smith International, Inc., as well as his service as a director of one of our joint-venture subsidiaries. Mr. Isenberg suggested Mr. Yearwood’s name to the Committee. After a review of Mr. Yearwood’s qualifications and a series of interviews, the Committee recommended, and the Board approved, his appointment as a Class III Director. When Mr. Whitman recently announced his retirement, Mr. Payne proposed, the Committee recommended and the Board approved Mr. Yearwood’s appointment as Lead Director.

In the business descriptions that follow, except as noted, the companies for which directors have worked are not a parent, subsidiary or otherwise affiliated with the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. PETRELLO AND SHEINFELD AS CLASS II DIRECTORS FOR A TERM ENDING AT THE 2014 ANNUAL GENERAL MEETING.

CLASS II

Nominees for election for three-year term ending in 2014

Name	Age	Position with Nabors, Business Experience and Qualifications

Anthony G. Petrello	56	Director, President and Chief Operating Officer of Nabors and its subsidiary, Nabors Industries, Inc., since 1991; Deputy Chairman of Nabors since 2003.

From 1979 to 1991, Mr. Petrello was with the law firm Baker & McKenzie, where his practice focused on international arbitration, taxation and general corporate law. He served as Managing Partner of the firm’s New York office from 1986 until his resignation in 1991. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University. Mr. Petrello also serves as a director of Stewart & Stevenson LLC and of Hilcorp Energy Company.

		In addition to his operating functions, Mr. Petrello provides strategic planning initiative and direction enabling the Company to adapt and prosper in our rapidly changing competitive environment.

Myron M. Sheinfeld	81	Director since 1988. Counsel with the law firm of King & Spalding LLP since 2007.

		From 2001 until 2007, Mr. Sheinfeld was Senior Counsel to the law firm Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1970 until 2001 he held various positions in the law firm Sheinfeld, Maley & Kay P.C., where he earned a reputation as one of the country’s preeminent bankruptcy practitioners and

Name	Age	Position with Nabors, Business Experience and Qualifications scholars. Mr. Sheinfeld was an adjunct professor of bankruptcy and reorganization law at the University of Texas School of Law from 1975 to 1991 and is a contributing author to numerous legal and business publications, and a contributor, member of the Board of Editors, co-editor and co-author of Collier on Bankruptcy, and a co- author of Collier on Bankruptcy Tax. He is former President, a current Director and a member of The Tri Cities Chapter of the National Association of Corporate Directors. He is a member of the National Bankruptcy Conference, former Chair of the ABA Standing Committee on Specialization and former Chair of the Texas Board of Legal Specialization.

Mr. Sheinfeld brings decades of experience dealing with complex capital and debt structures, forensic accounting issues and risk management concerns to our Board. His extensive experience with the financial concerns of businesses in our industry provides valuable perspective to the Board and the Audit Committee as the Company has faced challenges presented by its growth, legislative and regulatory changes, an evolving governance climate and sometimes volatile market conditions.
Retiring Director

Martin J. Whitman	86	Director since 1991; Lead Director since 2003. Founder and Chairman of Third Avenue Management; Co-Portfolio Manager of Third Avenue Value Fund. Mr. Whitman has notified the Company of his intention to retire upon the expiration of his term at the meeting.

Mr. Whitman was Chief Executive Officer until 2002 and a Director of Danielson Holding Corporation (a holding company for conversion of waste to energy and insurance businesses) until 2004 (Chairman of the Board until 1999); Chief Executive Officer of Third Avenue Trust from 1990 to 2003; Co-Chief Investment Officer of Third Avenue Management LLC and its predecessor (the adviser to Third Avenue Trust) from 2003 to 2009 and Chief Investment Officer of Third Avenue Management LLC and its predecessor from 1991 to 2003; Director of Tejon Ranch Co. (an agricultural and land management company) from 1997 to 2001; and Director of Stewart Information Services Corp. (a title insurance and real estate company) from 2000 until 2001. Mr. Whitman was an Adjunct Lecturer, Adjunct Professor and Distinguished Fellow in Finance, Yale University School of Management from 1972 to 1984 and 1992 to 2008 and is currently an Adjunct Professor in Finance at Syracuse University and the Columbia University Graduate School of Business. Mr. Whitman is co-author of The Aggressive Conservative Investor and of Distress Investing: Principles and Technique; and author of Value Investing: A Balanced Approach.

Mr. Whitman has brought a wealth of experience in capital and investment management to the Board. His financial expertise and experience in the areas of risk management and strategic planning have provided the basis for the extraordinary leadership and critical independent oversight Mr. Whitman has brought to the role of Lead Director.

CLASS III

Directors Continuing in Office — Terms Expiring 2012

Name	Age	Position with Nabors, Business Experience and Qualifications

Eugene M. Isenberg	81	Chairman of the Board and Chief Executive Officer of Nabors and its subsidiary, Nabors Industries, Inc., since 1987.
		Mr. Isenberg served as a Director of Danielson Holding Corporation (a holding company for conversion of waste to energy and insurance businesses) until

Name	Age	Position with Nabors, Business Experience and Qualifications

2004. He served as a Governor of the National Association of Securities Dealers (NASD) from 1998 to 2006 and the American Stock Exchange (AMEX) until 2005. He has served as a member of the National Petroleum Council since 2000. From 1969 to 1982, Mr. Isenberg was Chairman of the Board and principal shareholder of Genimar, Inc. (a steel trading and building products manufacturing company), which was sold in 1982. From 1955 to 1968, Mr. Isenberg was employed in various management capacities with Exxon Corporation. Mr. Isenberg also serves as President of the University of Massachusetts Amherst Foundation.

Mr. Isenberg’s decades of executive experience in the energy and manufacturing industries, and particularly his knowledge of the capital markets, has enabled him to guide the Company through the challenging economic and industry conditions of the past few years. Mr. Isenberg’s strategic combination of debt and equity financing has enabled the Company to execute well-timed acquisitions, technological development and organic growth to become the industry leader that it is today.

William T. Comfort	73	Director since 2008. Mr. Comfort has been Chairman of Citigroup Venture Capital since 1979. Mr. Comfort is also Managing Partner & Chairman of the Investment Committee of Court Square Capital Partners, Chairman of Oracle Financial Services Software (OFSS-India) and a Director of Deutsche Annington (DAIG-Germany). He also serves on the boards of The John A. Hartford Foundation and NYU Law School Foundation.

Mr. Comfort’s decades of financial experience and successful capital management provide the basis for strong guidance and oversight of the Company’s approaches to financial analysis, risk management, strategic planning and all areas of operations.

John Yearwood	51	Director since 2010. Mr. Yearwood currently serves on the Board of Directors of NFR Energy LLC (a joint- venture subsidiary of the Company), Sheridan Production Partners and Barra Energia. Until August 2010, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. He was first elected to Smith’s Board of Directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Limited in August 2010. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger in numerous operations management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. Mr. Yearwood received a Bachelor of Science Honors Degree in Geology and the Environment from Oxford Brookes University in England.

Mr. Yearwood brings extraordinary executive management experience in the oilfield services industry to the Board. His extensive knowledge of the industry, combined with his keen insight into strategic development initiatives, operations and our competitive environment, were the primary factors considered by the Board in appointing him to the Board and as Mr. Whitman’s successor as Lead Director.

CLASS I

Directors Continuing in Office — Terms Expiring 2013

Name	Age	Position with Nabors, Business Experience and Qualifications

John V. Lombardi	68	Director since 2009. President and Professor of History of Louisiana State University System since 2007.
		Dr. Lombardi was Chancellor and Professor of History of the University of

Name	Age	Position with Nabors, Business Experience and Qualifications

Massachusetts Amherst from 2002 until 2007. Prior to that, he served in various capacities, including President, Director of The Center for Measuring University Performance, and Professor of History, at the University of Florida from 1990 to 2002; as Provost, Vice President for Academic Affairs, and Professor of History at The Johns Hopkins University from 1987 to 1990; and in various capacities, including Dean of the College of Arts and Sciences, Dean of International Programs, Director of the Latin American Studies Program, and Professor of History, at Indiana University from 1967 to 1987, where in addition he taught a course on international business. Dr. Lombardi serves on the Advisory Board of the Jay I. Kislak Foundation, Inc. He previously served on the Board of Directors of the Economic Development Council of Western Massachusetts, where he also served on the Executive Committee, and on the Executive Strategic Council of IMS Global Learning Consortium. Dr. Lombardi has authored or co-authored numerous books and articles on a wide variety of topics, including measuring university performance, Latin American history and international business.

		Dr. Lombardi’s experience in the functional role of chief executive officer and other leadership positions in four of the most prominent public institutions in the United States over a period of four decades, combined with his Latin American expertise, uniquely qualify him for service on the Board. Dr. Lombardi’s financial expertise in such diverse areas as budgeting, forecasting, risk management and executive compensation provide valuable insight both to the Board and to the Audit and Compensation Committees, on which he serves.

James L. Payne	74	Director since 1999. Chairman and Chief Executive Officer of Shona Energy Company, Inc. since 2005.

Mr. Payne was Chairman, Chief Executive Officer and President of Nuevo Energy Company (a company engaged in the acquisition, production and exploration of oil and natural gas properties) from 2001 until 2004 when the company merged with Plains Exploration and Production Company. He retired as Vice Chairman of Devon Corp. (a leading independent natural gas and oil exploration and production company) in 2001. Prior to the merger between Devon Corp. and Santa Fe Snyder Company (an independent natural gas and oil exploration and production company) in 2000, he had served as Chairman and Chief Executive Officer of Santa Fe Snyder Company. He was Chairman and Chief Executive Officer of Santa Fe Energy Company from 1990 to 1999 when it merged with Snyder Oil Company. Mr. Payne also serves as a Director of Global Industries, Ltd., although he has elected not to stand for re-election at its 2011 annual meeting of shareholders. He was a Director of Pool Energy Services Co. from 1993 until its acquisition by Nabors in 1999, of BJ Services Company from 1999 until its merger with Baker Hughes Incorporated in 2010, and of Baker Hughes from 2010 until his retirement in 2011. Mr. Payne is a graduate of the Colorado School of Mines, where he was named a Distinguished Achievement Medalist in 1993. He holds an MBA degree from Golden Gate University and has completed the Stanford Executive Program.

		Mr. Payne’s decades of experience in the oil and gas industry, particularly in executive management and director roles, provide valuable insight in areas such as corporate governance, executive and director compensation, risk oversight and safety initiatives. His industry knowledge and relationships, as well as his operational and financial acumen, derived from his experiences with both startup and well established companies, provide valuable resources to the Board.

OTHER EXECUTIVE OFFICERS

Name	Age	Position with Nabors, Business Experience and Qualifications

R. Clark Wood	38	Principal Accounting Officer and Principal Financial Officer of Nabors Industries Ltd. since March 2009; Controller of Nabors Corporate Services, Inc. (a subsidiary of the Company) since 2007; Assistant Controller of Nabors Corporate Services, Inc. from 2003 through 2007. Prior to joining Nabors, Mr. Wood worked for seven years at Arthur Andersen LLP and KPMG LLP and rose to the rank of Senior Audit Manager. Mr. Wood obtained a Masters in Professional Accounting from the University of Texas at Austin.

Mark D. Andrews	38	Corporate Secretary of Nabors since 2007. Prior to joining Nabors, Mr. Andrews served in various treasury and financial management positions with General Electric Company beginning in 2000. Mr. Andrews was employed by PricewaterhouseCoopers LLP from 1996 to 2000 in a number of capacities, including Tax Manager, within the firm’s Mining and Resource Practice. Mr. Andrews holds a Bachelor of Business Administration degree from Wilfrid Laurier University and is also a Chartered Accountant and a CFA charterholder.

CORPORATE GOVERNANCE

The Board of Directors met four times during 2010. The Board has six committees: Audit, Compensation, Governance and Nominating, Risk Oversight, Technical and Safety, and Executive. Appointments to and chairmanships of the committees are recommended by the Governance and Nominating Committee and approved by the Board. All committees report their activities to the Board. Each of our incumbent directors other than Dr. Lombardi attended over 75% of the aggregate meetings of the Board and committees on which he served during 2010. Although Dr. Lombardi missed only the April 2010 meetings, a reduced number of committee meetings held in February 2010 resulted in his having only 73% aggregate attendance for the full year. The charters of the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Oversight Committee are available on our website at www.nabors.com. Copies of the respective charters are available in print without charge to any shareholder who requests a copy; please direct any requests to the Corporate Secretary and deliver them in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

Committee	Current Members	Primary Responsibilities	No. of Meetings

Audit	Myron M. Sheinfeld (Chair) John V. Lombardi Martin J. Whitman	• Oversees the integrity of our consolidated financial statements, system of internal controls, financial risk management, and compliance with legal and regulatory requirements.	4(2)
• Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and preapproves audit and permitted nonaudit services.
• Determines the qualifications and independence of our independent auditor and evaluates the performance of our internal auditors and independent auditor.

Committee	Current Members	Primary Responsibilities	No. of Meetings

		• After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in our annual report on Form 10-K.
Compensation	John V. Lombardi (Chair) William T. Comfort James L. Payne Martin J. Whitman	• Reviews and approves the compensation of our executive officers and other senior leaders. • Oversees the administration of our equity-based compensation plans.	4
Executive	Eugene M. Isenberg (Chair) Anthony G. Petrello Martin J. Whitman	• As necessary between meetings of the Board, exercises all power and authority of the Board in overseeing the management of the business and affairs of the Company.	0(3)
Governance and Nominating(1)	James L. Payne (Chair) Myron M. Sheinfeld John Yearwood	• Identifies and recommends candidates for election to the Board. • Establishes procedures for the committee’s oversight of the evaluation of the Board. • Recommends director compensation.	4
		• Reviews annually our corporate governance policies.
		• Reviews and approves any related-party transactions involving directors and executive officers.
Risk Oversight(1)(4)	John Yearwood (Chair) William T. Comfort John V. Lombardi James L. Payne Myron M. Sheinfeld Martin J. Whitman	• Monitors management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company’s business.	3
		• Reviews the integrity of the Company’s systems of operational controls regarding legal and regulatory compliance.
		• Reviews the Company’s processes for managing and mitigating operational risk.
Technical and Safety(1)	William T. Comfort (Chair) Anthony G. Petrello John Yearwood	• Monitors the Company’s compliance with health, safety and environmental standards.	3
		• Reviews the Company’s safety performance.
		• Reviews the Company’s strategic technology position.

(1)	Mr. Yearwood joined each of the Governance and Nominating, Risk Oversight and Technical and Safety Committees upon his appointment to the Board in October 2010.

(2)	In addition to its formal meetings, the Audit Committee conducted telephonic information sessions in connection with the Company’s quarterly earnings releases and other matters.

(3)	The Executive Committee did not meet during 2010, but took action on one occasion by written consent.

(4)	The Risk Oversight Committee was established in February 2010.

Mr. Whitman has served as our Lead Director since 2003. Effective upon his retirement at the annual general meeting, the Board has appointed Mr. Yearwood to serve in that role. The Lead Director’s primary responsibility is to preside over executive sessions of the nonemployee directors and to call meetings of the nonemployee directors as desirable. He also:

•	chairs certain portions of Board meetings,

•	serves as liaison between the Chairman of the Board and the nonemployee directors,

•	develops and approves, together with the Chairman, the agenda for Board meetings, and

•	performs other duties delegated by the Board from time to time.

The Board believes that combining the offices of Chairman of the Board and Chief Executive Officer, coupled with an experienced, independent Lead Director, creates the most effective leadership structure for the Company at this time. Mr. Isenberg brought the Company out of bankruptcy in 1987, and his employment agreement stipulates that he hold the offices of Chairman of the Board and Chief Executive Officer. He has held these positions for the past 24 years, during which time the Company has delivered strong shareholder value by regularly outperforming the S&P 500. In light of the current global economic turmoil and challenges facing our industry, the Board believes that Mr. Isenberg’s decades of executive experience, specifically in the energy and manufacturing industries, make him the appropriate leader for both management and the Board and has not requested that he agree to amend his employment agreement. The Company’s corporate governance structure, including the composition of the Board, its committees, and the presence of a strong Lead Director, provides effective independent oversight of management and of the Board itself. The Board believes that the extensive management experience of the directors appointed to serve in this role qualifies them to provide that oversight and that an independent Chairman is not necessary.

Director Independence

The Governance and Nominating Committee conducts a review at least annually of the independence of the members of the Board and its committees and reports its findings to the full Board. Six of our eight directors are nonemployee directors (all except Messrs. Isenberg and Petrello). As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the definition of “independent” contained in the NYSE listing rules. Those standards are set forth in our Governance Guidelines available on our website at www.nabors.com.

The Board has affirmatively determined that each of our nonemployee directors meets these standards and is independent. Other than the transactions, relationships and arrangements described in the section entitled “Certain Relationships and Related-Party Transactions”, there were no other transactions, relationships, or arrangements considered by the Board in determining that a director was independent.

The Board has determined that Messrs. Whitman and Yearwood qualify as “audit committee financial experts” as defined under the current rules of the Securities and Exchange Commission (“SEC”). The Board has appointed Mr. Yearwood to succeed Mr. Whitman on the Audit Committee upon his retirement from the Board effective at the meeting. In addition, several of our directors hold a Certificate of Director Education from the National Association of Corporate Directors.

Nominations for Directors

The Governance and Nominating Committee recommends director candidates to the full Board after receiving input from all directors. The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have specific, minimum qualifications or requirements that nominees must meet. The Committee is guided by the following basic selection criteria for all nominees: independence, highest character and integrity, experience, reputation and sufficient time to devote to Board matters. The Committee also gives consideration to diversity of viewpoints, backgrounds and experience, age, international background and experience, and specialized expertise in the context of the needs of the Board as a whole. From a diversity standpoint, the Committee places particular emphasis on identifying candidates whose experiences and talents complement and augment those of other Board members with respect to current and anticipated matters of importance to the Company. The Committee attempts to balance the composition of the Board to promote comprehensive consideration of issues. For example, the widely varying levels of industry experience among Board members reflect the Committee’s strategy of balancing extensive industry knowledge with relevant experience in other forms of business. The Committee has the authority to engage consultants, including retained search firms to help identify new director candidates. The policy adopted by the Committee provides that candidates recommended by shareholders are given appropriate consideration in the same manner as other candidates. Shareholders who wish to submit a candidate for director for consideration by the Governance and Nominating Committee for election at our 2012 annual general meeting of shareholders may do so by submitting in writing the candidate’s name, together with the information described on our website at www.nabors.com. Submissions to the Board of Directors should be delivered in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda, prior to April 8, but no earlier than March 9, 2012.

Shareholder and Interested Parties Communications with the Board

Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Board’s independent directors as a group or the Board generally, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary. Communications should be delivered in person or by courier to the address shown on the cover of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda. Shareholder communications received in this manner will be handled in accordance with procedures approved by the Board’s independent directors. The Board’s Policy Regarding Shareholder Communications with the Board of Directors is available at www.nabors.com. The Company encourages directors to attend the annual general meeting of shareholders. Five of the seven directors then comprising the full Board attended the 2010 annual general meeting of shareholders.

Executive Sessions of Nonemployee Directors

Our nonemployee directors, each of whom is independent, meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present. The Lead Director presides over these executive sessions.

NONEMPLOYEE DIRECTOR COMPENSATION

We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program. Nabors compensates its nonemployee directors through a combination of an annual retainer and equity incentive awards. Directors typically also receive an equity incentive grant upon initial appointment or election to the Board. In February 2010, the Board approved for each director an annual retainer of $50,000; for the Chairman of each committee, an additional retainer of $50,000 (except in the case of the Chairman of the Audit Committee, whose additional retainer was $100,000); and for the Lead Director, an annual retainer of $50,000 for service in this capacity. In October 2010, the annual retainer for the Lead Director was increased to $100,000. No additional amounts are paid for attendance at Board or committee meetings. The cash component of director compensation is paid on a pro rata basis at the end of each quarter. From July 2009 through June 2010, commensurate with salary reductions made throughout the Company, the Board reduced by

10% the cash component of its compensation. Each director is also entitled to receive, in lieu of any quarterly cash payment, immediately vested stock options valued at the amount of the payment. Mr. Comfort agreed to forego all cash compensation, or equity in lieu thereof, during 2010.

Nabors issues equity incentives to its nonemployee directors to align their interests with those of its other shareholders. Awards are made pursuant to equity incentive plans adopted from time to time. During 2009, the Governance and Nominating Committee retained Towers Watson to conduct a competitive assessment of our nonemployee director compensation program. As a result of similar reviews, the Board reduced the number of restricted shares awarded to nonemployee directors by 25% in 2006 and another 20% in 2007. The number of shares awarded annually has remained constant since 2007. The Board believes that its practice of awarding directors a predetermined number of shares, rather than a predetermined equity value, better aligns directors’ interests with those of our other shareholders. The result is fluctuating compensation values, which rise when our stock price is higher and decline when our stock price is lower, as evidenced in the following table. Each director received an award of 12,000 restricted shares in February 2010, except Mr. Yearwood who received a grant of 24,000 restricted shares upon his appointment to the Board in October 2010. Overall director compensation relative to a peer group also fluctuates to the extent other directors in that peer group receive equity of a predetermined value. The Board considers those fluctuations in deciding whether to follow past practice with respect to equity grants.

The following table sets forth information concerning total director compensation in 2010 for each nonemployee director.

2010 Director Compensation Table

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards ($)	Awards	Compensation	Earnings	Compensation	Total
Name(4)	($)	(1)(2)	($)(3)	($)	($)	($)	($)

William T. Comfort	0	280,800	0	0	0	0	280,800
John V. Lombardi	25,000	280,800	70,000	0	0	0	375,800
James L. Payne	95,000	280,800	0	0	0	0	375,800
Myron M. Sheinfeld	142,500	280,800	0	0	0	0	423,300
Martin J. Whitman	0	280,800	142,500	0	0	0	423,300
John Yearwood	25,000	501,600	0	0	0	0	526,600

(1)	The amounts shown in the “Stock Awards” column reflect the grant date fair value of restricted stock awards. On February 18, 2010, each nonemployee director then on the Board received a restricted stock award of 12,000 shares scheduled to vest over three years. Mr. Yearwood received a restricted stock award of 24,000 shares on October 29, 2010. The grant date fair value of the restricted stock award is based on Nabors’ closing stock price on the grant date, which was $23.40 on February 18, 2010 and $20.90 on October 29, 2010.

(2)	As of December 31, 2010, the aggregate numbers of restricted stock awards outstanding were: Mr. Comfort — 28,000 shares; Dr. Lombardi — 28,000 shares; Mr. Payne — 24,000 shares; Mr. Sheinfeld — 24,000 shares; Mr. Whitman — 24,000 shares and Mr. Yearwood — 24,000 shares.

(3)	The amount shown in the “Option Awards” column reflects the grant date fair value of the stock option awards. No stock option awards were granted to nonemployee directors during 2010, except to Dr. Lombardi and Mr. Whitman, who received them in lieu of the quarterly cash payments they would otherwise have received as a Nabors director. As of December 31, 2010, the aggregate numbers of stock options outstanding were: Dr. Lombardi — 17,691; Mr. Payne — 80,000; Mr. Sheinfeld — 220,000 and Mr. Whitman — 240,952.

(4)	Messrs. Isenberg and Petrello, who are employees of the Company, are not included in this table. Their compensation is discussed in our Compensation Discussion and Analysis section beginning on page 15 and is included in the Summary Compensation Table beginning on page 24.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Stock ownership of directors and executive officers.  We encourage our directors, officers and employees to own our common stock in order to align their interests with those of other shareholders. Ownership of Company stock ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work toward superior long-term stock performance. The following table sets forth the beneficial ownership of common stock, as of April 8, 2011, by each of our current directors and named executive officers, and by all our current directors and executive officers as a group:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner(1)	Number of Shares	Total(2)

Directors
William T. Comfort(2)	160,000	*
Eugene M. Isenberg(2)(3)	21,549,449	6.52%
John V. Lombardi(2)	65,691	*
James L. Payne(2)	183,100	*
Anthony G. Petrello(2)	10,532,879	3.25%
Myron M. Sheinfeld(2)(4)	330,407	*
Martin J. Whitman(2)(5)	10,813,672	3.41%
John Yearwood(2)	36,000
Other Named Executive Officers
Mark D. Andrews(2)	3,839	*
R. Clark Wood(2)	50,462	*
All Directors/Executive Officers as a group (10 persons)(2)-(5)	43,725,499	13%

*	Less than 1%

(1)	The address of each of the directors and officers listed is in care of Nabors Industries Ltd. at the address shown on the cover page of this proxy statement.

(2)	As of April 8, 2011, Nabors had 316,492,818 shares outstanding and entitled to vote. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person has the right to acquire within 60 days. We have included in the table common shares underlying stock options that are vested or scheduled to vest within 60 days of April 8, 2011. For purposes of computing the percentage of shares held by the persons named above, such option shares are not deemed to be outstanding for purposes of computing the ownership of any person other than the relevant option holder.

The number of common shares underlying fully vested stock options, or those vesting within 60 days, included in the table are as follows: Mr. Andrews — 915; Mr. Isenberg — 13,966,666; Dr. Lombardi — 17,691; Mr. Payne — 80,000; Mr. Petrello — 7,183,487; Mr. Sheinfeld — 220,000; Mr. Whitman — 244,079; Mr. Wood — 19,792; and all directors and named executive officers as a group — 21,732,630.

(3)	The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Included in the table are 772 shares owned directly or held in trust by Mr. Isenberg’s spouse. Mr. Isenberg disclaims beneficial ownership of those shares.

(4)	The shares listed for Mr. Sheinfeld include 584 shares owned directly by Mr. Sheinfeld’s spouse. Mr. Sheinfeld disclaims beneficial ownership of those shares.

(5)	The shares listed for Mr. Whitman include 193,038 common shares owned by M.J. Whitman & Co., Inc. and 10,190,000 common shares owned by Third Avenue Value Fund. Mr. Whitman is a majority shareholder in M.J. Whitman & Co., Inc., and he has sole voting and dispositive power with respect to shares owned by M.J. Whitman & Co. Mr. Whitman is co-portfolio manager of the Third Avenue Value Fund. He has shared voting and dispositive power, but disclaims beneficial ownership, with respect to shares owned by that Fund.

Principal Shareholders.  The following table contains information regarding the only persons we know of that beneficially owned more than 5% of our common stock as of April 8, 2011:

	Common Shares Beneficially Owned
		Percent of
Beneficial Owner	Number of Shares	Total(1)

BlackRock Inc.(2)	21,739,008	6.87%
40 East 52nd Street
New York, NY 10022
Wentworth, Hauser & Violich, Inc.(3)	18,606,019	5.88%
301 Battery Street, Suite 400
San Francisco, CA 94111

(1)	Based upon total shares outstanding as of April 8, 2011.

(2)	Based on a Schedule 13G filed on January 21, 2011, BlackRock Inc. and certain of its affiliates have sole voting and dispositive power with respect to all shares reported.

(3)	Based on a Schedule 13G filed on February 14, 2011, Wentworth, Hauser, & Violich, Inc. and certain of its affiliates have sole voting power with respect to 17,802,484 shares and shared dispositive power with respect to 18,606,019 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at www.nabors.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, financial risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditors and independent auditor, and the Company’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and the Exchange Act.

The Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and expressing an opinion as to (i) their conformity with such accounting principles and (ii) the effectiveness of the Company’s internal controls over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditors and the independent auditor.

We held four meetings during 2010, as well as a number of telephonic conferences. The Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the Company’s policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the Company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2010 and summaries of the significant reports to management by the internal auditors;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;

•	Reviewed and discussed with management their reports on the Company’s policies regarding applicable legal and regulatory requirements;

•	Reviewed, made technical amendments to and approved the Committee’s charter; and

•	Met with PricewaterhouseCoopers and the internal auditors in executive sessions.

We reviewed and discussed with management, the internal auditors and PricewaterhouseCoopers the audited consolidated financial statements for the year ended December 31, 2010, the critical accounting policies that are set forth in the Company’s annual report on Form 10-K, management’s annual report on the Company’s internal controls over financial reporting, and PricewaterhouseCoopers’ opinion on the effectiveness of the internal controls over financial reporting.

We discussed with PricewaterhouseCoopers matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

PricewaterhouseCoopers also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. We discussed with PricewaterhouseCoopers their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company’s interim condensed consolidated financial statements included in its quarterly reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal controls over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related, tax and other services performed by PricewaterhouseCoopers. We received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2010 be included in the Company’s annual report on Form 10-K. We also selected PricewaterhouseCoopers as the Company’s independent auditor for the year ending December 31, 2011 and are presenting that selection to the shareholders for approval at the meeting.

     Respectfully submitted,

THE AUDIT COMMITTEE
Myron M. Sheinfeld, Chairman
John V. Lombardi
Martin J. Whitman

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on that review and discussion, the committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” as it appears on pages 15 through 23, be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2010.

     Respectfully submitted,

THE COMPENSATION COMMITTEE
John V. Lombardi, Chairman
William T. Comfort
James L. Payne
Martin J. Whitman

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis is intended to help you understand our executive compensation practices and the decisions we made in 2010 concerning the compensation payable to the following individuals, referred to hereafter as our “named executive officers”:

•	Eugene M. Isenberg, our Chairman and Chief Executive Officer (or CEO),

•	Anthony G. Petrello, our Deputy Chairman, President and Chief Operating Officer,

•	R. Clark Wood, our Principal Accounting Officer and Principal Financial Officer, and

•	Mark D. Andrews, our Corporate Secretary.

This Compensation Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, the tables and related narratives that appear on pages 24 through 31 of this proxy statement.

Overview

Role of the Compensation Committee.  The Compensation Committee is comprised solely of independent directors and oversees the compensation program for our named executive officers, other key executives comprising our senior leadership team and employees generally. The committee administers our equity-based programs and reviews and approves all forms of compensation (including equity grants). The committee also evaluates the performance of the CEO and reviews the performance of our other named executive officers and key executives annually. The full details of the Compensation Committee’s duties are described in its charter, which is available on our website at www.nabors.com.

Our Compensation Philosophy.  To meet the challenges of running a business of our diversity and scope, it is critical to attract, retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders. We have shaped our compensation program to accomplish this purpose. Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives. Toward that end, we provide cash and equity-based awards designed to reward executives for superior performance, as measured by both financial and nonfinancial factors. We use equity-based awards to align executives’ interests with those of other shareholders. The time-vesting feature of those awards, combined with other forms of deferred compensation, encourages our talented executives to remain in our employ.

Key Developments in 2010.  As global economic conditions began to improve in 2010, so did both our results of operations and our stock price. Rebounding commodity prices, particularly of oil, positively impacted our customers’ spending for exploration, production and development activities, and we reallocated assets to areas of higher utilization. Competition for executive talent also intensified.

Management compensation for 2010 reflected both the continued weak industry conditions at the beginning of the year and the Company’s improved performance later in the year as the Compensation Committee balanced conservatism with a desire to incentivize performance and encourage retention. Specifically, as discussed later in this Compensation Discussion and Analysis:

•	Messrs. Isenberg and Petrello saw a substantial reduction in their compensation, resulting primarily from the reduced bonus formulas negotiated in 2009.

•	The Compensation Committee continued the 10% salary reductions of our named executive officers and other senior leadership through the first half of 2010. Beginning in July 2010, those salaries were restored, although most remained at their 2008 levels.

•	After freezing most 2008 bonuses at their 2007 levels in February 2009, and continuing to freeze or reduce bonuses for 2009 for our named executive officers and other senior leadership, the Compensation Committee increased bonuses (other than for Messrs. Isenberg and Petrello) for 2010 for most of those leaders.

•	The Compensation Committee elected in February 2010 to return to its practice of granting long-term equity incentives in the form of restricted stock to reduce the burn rate of shares in our stock plan and to encourage stability, while at the same time significantly reducing the grant date value of equity incentives awarded.

•	Messrs. Isenberg and Petrello received no equity awards in 2010.

How We Determine Executive Compensation

Chief Executive Officer and Chief Operating Officer.  The compensation of our Chief Executive and Chief Operating Officers, Messrs. Isenberg and Petrello, is determined primarily by the terms of their employment agreements. The agreements that governed the compensation of these two executives through April 2009 had been in place since they joined the Company in 1987 and 1991, respectively. Their current agreements provide for a base salary, an annual cash bonus and various other elements of compensation (described more fully below).

It is important to understand the historical backdrop for these contractual arrangements. In 1987, as the Company was emerging from bankruptcy, Mr. Isenberg took on the role of Chairman and Chief Executive Officer, with the task of turning the Company around and building significant value for shareholders. Aside from a personal equity investment, Mr. Isenberg did not receive any equity stake in the Company at the outset. Rather, the creditors’ committee negotiated an employment agreement with Mr. Isenberg that included a minimum annual salary and established a performance formula for determining his annual cash bonus, originally 10% of the Company’s cash flow, if any, that exceeded a target of 10% of average shareholders’ equity for the year. This contractual arrangement subsequently was approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court. As the Company grew and prospered, Mr. Isenberg agreed to adjust the bonus formula to reduce the stated percentage of cash flow and increase the stated percentage of equity, resulting in a lower bonus yield. A similar employment agreement was negotiated with Mr. Petrello when he joined Nabors in 1991 as our President. That agreement was entered after arm’s length negotiations with the Board before Mr. Petrello joined Nabors in October 1991 and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time. At the same time, Mr. Isenberg voluntarily reduced the stated percentage of cash flow in his bonus formula by the stated percentage of cash flow in the bonus formula in Mr. Petrello’s agreement.

Since 1987, under Mr. Isenberg’s leadership, the Company’s senior executive management team has demonstrated its versatility and leadership in forging a stable and effective organization. The cash compensation Messrs. Isenberg and Petrello earned under their agreements grew significantly over the years, primarily because of the extraordinary growth of the Company. The Compensation Committee believes that retention and financial motivation of the current management team best positions the Company to sustain a high level of performance. Nevertheless, the committee is mindful of the evolving competitive, financial accounting and regulatory landscape of executive compensation, which dictated reconsideration of these compensation arrangements in contracts negotiated many years ago. Accordingly, at the committee’s recommendation, the Board of Directors in March 2006 set a September 30, 2010 expiration date for Messrs. Isenberg’s and Petrello’s employment agreements.

The Compensation Committee subsequently conducted a thorough review of the compensation arrangements with Messrs. Isenberg and Petrello and considered adjustments to each element of compensation, taking into account current compensation standards, performance evaluations of the executives, mitigation of contingent payments in existing arrangements, and succession planning and retention objectives. In conducting its review, the committee engaged BDO Seidman as its independent compensation consultant with the instruction to assist in the identification and analysis of appropriate elements and levels of executive compensation, including specifically the evaluation and restructuring of compensation arrangements currently in effect for Messrs. Isenberg and Petrello. In considering the propriety of the compensation arrangements under Messrs. Isenberg’s and Petrello’s renegotiated employment agreements, the Compensation Committee reviewed market data from the following companies in the oilfield sector, which were selected with the input of BDO Seidman based on their industry affiliation and size: Baker Hughes Incorporated, BJ Services Company, Diamond Offshore Drilling, Inc., Ensco International Incorporated, Halliburton Co., Helmerich & Payne, Inc., Noble Corporation, Pride International, Inc., Rowan Companies, Inc., Schlumberger Limited, Smith International, Inc., Transocean Ltd., Weatherford International Ltd., ConocoPhillips, National Oilwell Varco, Inc. and Plains Exploration & Production Company. The Compensation Committee did not target individual elements of compensation or total compensation at a specific percentile within the peer group.

Effective April 1, 2009, the Company entered into amended and extended employment agreements with Messrs. Isenberg and Petrello on terms substantially more favorable to the Company than before. Those agreements remain in effect. Notably:

•	Mr. Isenberg’s annual base salary was set at $1.3 million. He volunteered to donate the entire after-tax proceeds of his base salary to education. Pursuant to his new employment agreement, Mr. Isenberg has established a foundation to provide assistance based on need or merit to employees of the Company or their children to pursue higher education. Mr. Petrello’s annual base salary was set at $1.1 million. These amounts are subject to annual review and possible increase.

•	The annual bonus formula for Mr. Isenberg was reduced by 62%, to 2.25% (formerly 6%) of net cash flow in excess of 15% of average shareholders’ equity for the year. The annual bonus formula for Mr. Petrello was reduced by 25%, to 1.5% (formerly 2%) of such excess net cash flow. Mr. Petrello’s bonus formula will increase to 2% of excess net cash flow in the event he is appointed Chief Executive Officer. In addition, as an inducement to enter into the amended agreements, Nabors agreed to credit $600,000 and $250,000, respectively, to Messrs. Isenberg’s and Petrello’s accounts under our executive deferred compensation plan (the “Executive Plan”) at the end of each quarter they remain employed and, in Mr. Petrello’s case, ending with the first quarter of 2019.

•	All tax gross-ups were eliminated, including gross-ups on perquisites and golden parachute excise taxes.

•	Additional stock option grants in the event of a change in control were eliminated.

•	Noncompetition and nonsolicitation covenants were added.

•	The terms were extended to March 30, 2013, with one-year extensions beginning on April 1, 2011 unless either party gives notice of nonrenewal.

•	The previous formulas for severance payments in the event of Mr. Isenberg’s or Mr. Petrello’s death, disability, termination without cause, or constructive termination without cause were eliminated and replaced with significantly lower fixed amounts.

Consistent with our pay-for-performance philosophy, the compensation of our named executive officers is directly affected by our financial performance and shareholder returns, in good times and bad. Specifically, Messrs. Isenberg and Petrello will earn an annual bonus only if the Company’s net cash flow exceeds 15% of our average shareholders’ equity for that fiscal year. The excess cash flow metric was originally established when the Company was emerging from bankruptcy to incentivize growth and, in particular, cash generation. The Compensation Committee continues to rely on free cash flow as the primary metric for senior executive compensation because it has proven over the years to be an effective measure of actual operating results and shareholder value generation, while incentivizing and rewarding financial growth, operational efficiencies and safety, effective management of working capital, sound investment decisions, access to capital markets, and liquidity, each of which is vitally important in our highly competitive, capital-intensive industry. Similarly, the emphasis on equity incentives, long identified as a best practice, has been part of our executives’ compensation structure since the Company’s inception. Messrs. Isenberg and Petrello together have accumulated nearly 10% of the Company’s outstanding shares over roughly two decades, largely through voluntarily accepting equity awards in lieu of cash compensation, thereby placing a significant portion of their earned compensation at the risk of forward stock performance. Their employment agreements also require that they maintain a certain threshold of share ownership. They will realize the economic benefit of these shareholdings only by generating strong long-term shareholder returns.

The Compensation Committee recognizes that financial results and stock price do not always move in tandem. The stock market generally anticipates and reacts quickly to upward and downward trends in our business, while those trends may take longer to impact our financial results. Consequently, it is not uncommon in times of significant fluctuations in the market, such as those experienced in recent years, for our financial performance to lag behind trends in our stock price. Elements of our executives’ compensation tied to financial performance may not immediately reflect changes in shareholder value and vice versa. For example, during the downturn in 2008, our cash performance remained strong and Messrs. Isenberg and Petrello earned robust bonuses during that year. During that same period, however, our stock price dropped precipitously, causing the value of their substantial shareholdings to decline by significantly more than the amount of their compensation reflected in the Summary Compensation Table for that year. Conversely, after the first quarter of 2009 and through 2010, our share price rebounded significantly, but our operating results declined until midway through 2010. The decline in operating results, combined with a reduction in their bonus formulas, caused Messrs. Isenberg’s and Petrello’s bonuses to drop significantly after the first quarter of 2009. Because we strive to achieve both strong financial performance and significant shareholder returns, we consider each element of compensation separately and as a whole in evaluating the effectiveness of our executive compensation program.

Other named executive officers and senior leadership of the Company.  The Compensation Committee sets the compensation for our other named executive officers and for other senior leadership of the Company, which is comprised generally of the heads of the Company’s significant business units and certain corporate departments. In setting the compensation of our senior leadership team, including the named executive officers other than Messrs. Isenberg and Petrello, we generally focus on three key elements: performance considerations and business goals; the subjective judgment of the Compensation Committee (with input from Messrs. Isenberg and Petrello); and in some years, market referencing.

Performance Considerations and Business Goals.  We award our executives compensation and assign them additional responsibilities as recognition for how well they perform individually and as a team in achieving individual and collective business goals. At the end of each year, each executive’s overall performance is assigned a rating by Messrs. Isenberg and Petrello, which is reviewed by the Compensation Committee. These performance ratings heavily influence the executive’s compensation, but they are not applied in a formulaic manner. For example, rather than setting specific targets for achievement of business or individual goals, the performance rating is determined on a more subjective basis as further explained below.

Compensation Committee Judgment.  Our Compensation Committee exercises subjective judgment in making compensation decisions with respect to our senior management team. Messrs. Isenberg and Petrello provide significant input to the committee on the compensation, including annual merit-based salary adjustments, bonus and equity awards, of the senior leadership of the Company other than themselves. The committee draws on its own judgment and observations of the executive officers and other senior leadership, but also relies heavily on the judgment of Messrs. Isenberg and Petrello in evaluating the performance of such officers and leaders. The Compensation Committee has discretion to increase or decrease formula-driven awards, if any, based on individual performance and executive retention considerations. The committee also considers input from the Audit Committee with respect to risk management considerations in evaluating performance objectives and incentives.

Market Referencing.  In some years, we also consider market data in making compensation decisions for this group of executives. The principle of market referencing means that our compensation is considered in light of similarly situated executives at selected peer companies and/or industrial and finance companies in general. To help collect market information, we look at proxy statement disclosures of the peer companies and/or review published compensation survey sources of industrial and finance companies generally. We do not target individual elements of compensation or total compensation at a certain percentile within a peer group. When we use market referencing, we review peer group information and/or survey data solely to inform ourselves how our executives’ and senior leaders’ aggregate compensation compares to competitive norms in order to set compensation at levels we believe are appropriate for attracting and retaining talented leaders. We did not employ a peer group analysis in determining the compensation of our named executive officers for 2010.

Tally Sheets.  In making compensation determinations, the Compensation Committee reviews tally sheets for each of the named executive officers and senior leadership team. These tally sheets present the dollar amount of each component of the named executive officers’ and senior leaders’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation, including compensation if any to which senior leaders are entitled by virtue of employment agreements.

In its review of tally sheets, the Compensation Committee determined that all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above. However, given the uncertainty of the economy and the special challenges of our industry environment, the Compensation Committee made certain adjustments to the compensation mix and program design for 2010, as highlighted in the “Overview” section of this Compensation Discussion and Analysis and as discussed more fully below.

Components of Executive Compensation

The key elements of our executive compensation program are base salary, annual performance bonus and long-term incentives, such as equity awards that vest over several years. Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our other shareholders. The vesting and other design features of these awards encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. This is particularly true in the case of Messrs. Isenberg and Petrello, who have not sold any shares since 2005 and have exercised stock options infrequently. Their most recent exercises occurred only on the eve of the expiration of the options, and they continue to hold the underlying shares, except those relinquished for the payment of withholding taxes. They continue to hold a combined equity interest in the Company of nearly 10%. Our three-part compensation approach enables us to remain competitive within our industry while ensuring that our named executive officers are appropriately incentivized to deliver shareholder value.

Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. We also provide severance protection for Messrs. Isenberg and Petrello as discussed later in this Compensation Discussion and Analysis and in the section entitled “Employment Agreements” beginning on page 29 of this proxy statement, as well as for certain of our senior leaders.

Base Salary

Chief Executive Officer and Chief Operating Officer.  Mr. Isenberg’s base salary remained constant from 1987 through the end of 2003, and Mr. Petrello’s base salary remained constant since his employment began in 1991 through the end of 2003. The base salaries for both executives were adjusted consistent with competitive analysis in 2003 and remained constant through March 2009. In April 2009, as part of the overall adjustment of their compensation arrangements, Messrs. Isenberg’s and Petrello’s base salaries were increased to $1.3 million and $1.1 million, respectively. Mr. Isenberg volunteered in his agreement to donate the entire after-tax proceeds of his base salary to education and has established a foundation to provide assistance based on need or merit to employees of the Company or their children to pursue higher education. In June 2009, Messrs. Isenberg and Petrello agreed to reduce their base salaries by 10% commensurate with reductions in the salaries of all named executive officers and other senior leaders of the Company, and their employment agreements were amended accordingly. Those reductions expired on June 30, 2010.

Other named executive officers and senior leadership of the Company.  The Compensation Committee reviews the performance of each other senior executive officer individually with Messrs. Isenberg and Petrello and determines an appropriate base salary level based primarily on individual performance and competitive factors. These competitive factors sometimes include as a reference the compensation levels of similarly situated executives of other drilling contractors and in the oil service sector generally, and also the compensation levels needed to attract and retain highly talented executives from outside the industry. We do not target base salaries at a certain percentile within any peer group. Instead, we review market data generally to inform ourselves how our executives’ and senior leaders’ aggregate compensation compares to competitive norms. In the case of newly hired executives, the Compensation Committee sometimes considers the previous salary of the candidate in his or her last employment. Base salaries for our named executive officers for 2008 through 2010 are reported in the Summary Compensation Table on page 24 under the Salary column. As mentioned above in the “Overview” section, in light of the uncertainty of the economic environment, salaries of our named executives and other senior leaders were reduced by 10% in June 2009. The Compensation Committee elected to freeze 2010 salaries for most of our named executive officers and other senior leaders at their 2009 year-end levels, including the 10% reduction, through the first half of 2010. However, effective January 1, 2010, the Compensation Committee increased the salary of Mr. Wood, our corporate controller who has acted as our principal financial and accounting officer since March 2009, in recognition of the expansion of his duties and his strong performance. Salaries were restored to their 2008 levels on July 1, 2010.

Annual Performance Bonus and Long-Term Incentives

Overview.  We intend our annual performance bonus and long-term incentive program to reward achievement of corporate objectives and to incentivize our named executive officers to deliver strong shareholder returns. By granting annual equity awards that vest over several years, we provide a longer-term focus that further aligns the interests of our executives with our other shareholders. The Compensation Committee supports a practice of paying bonuses and long-term incentives that deliver above-average compensation if financial results and/or shareholder returns exceed expectations. As noted above, 2010 was a challenging year, but one in which our operating results began to improve along with industry conditions. Strategies employed by senior management enabled us to generate strong operating cash flow, and we continued to enjoy access to capital markets on an attractive basis. Our resulting cash position enabled us to continue to fund capital expenditures necessary to sustain our position in the market, to repurchase a significant amount of shorter-term convertible debt and to complete strategic acquisitions designed to enhance our position in emerging markets. The Compensation Committee believes that retention and financial motivation of the current management team best positions the Company to continue to grow shareholder value.

Chief Executive Officer and Chief Operating Officer.  As noted above, Messrs. Isenberg and Petrello have employment agreements with the Company that were designed to align their compensation with enhancing shareholder value. The major portion of Messrs. Isenberg’s and Petrello’s cash compensation is performance-based bonus compensation. In addition to a base salary, their employment agreements provide for annual cash bonuses in an amount equal to a specified percentage of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. Messrs. Isenberg and Petrello earned bonuses of $9,734,000 and $6,440,000 for 2010, which reduced their total compensation by 81.2% and 62.4%, respectively, from 2008 levels and 41.8% and 8.3%, respectively, from 2009 levels.

Messrs. Isenberg and Petrello are eligible under their employment agreements to receive long-term equity incentive awards. In light of their overall compensation packages, no equity awards were made to Messrs. Isenberg or Petrello in 2010.

Other named executive officers and senior leadership of the Company.  We provide incentives to these executive officers and senior leadership in two categories: (1) annual performance bonuses that are designated in cash, but are sometimes paid in whole or in part in the form of equity awards, and (2) long-term incentives that are delivered in the form of restricted stock, stock options or other equity awards. The Compensation Committee balances the goals of rewarding past performance, incentivizing future performance and retention in determining the amount and form of these incentives. Through our annual cash bonus and long-term equity incentives, we link individual awards to both Company and individual performance.

Annual incentive awards are not guaranteed. Generally, the Compensation Committee determines the amount of the annual bonus, if any, for an officer and then uses that amount as a basis for determining the number of shares of restricted stock or options to be granted as a long-term equity award to that officer, as explained below. While not based on objective formulas or specific targets, the performance considerations for the annual bonus include both financial and nonfinancial assessments, including financial achievements in relation to internal budgets, developing internal infrastructure and enhancing positions in certain markets. The nonfinancial criteria include attainment of safety goals, maintaining Nabors’ share in its principal geographic markets, enhancing Nabors’ technical capabilities and developing operations in identified strategic markets. At the end of each year, Messrs. Isenberg and Petrello perform a personal assessment of each member of the leadership team other than themselves, which is reviewed by the Compensation Committee. These assessments heavily influence the executive’s annual bonus and long-term equity incentives, but are not applied in a formulaic manner.

The Compensation Committee also considers overall corporate performance during the year, the amount of cash bonus as a percentage of the individual’s base salary, market referencing information in some years, and the recommendations of the Chief Executive Officer and Chief Operating Officer. Based on these considerations, as well as the terms of employment agreements with certain individuals, the Compensation Committee approves annual incentive awards for the other named executive officers and senior leadership team.

For 2010, as in prior years, long-term incentives were determined by multiplying the value of the annual cash bonus amount by a multiple determined for that individual based upon position and performance, and delivering the resulting value in the form of equity, based on the value of our stock on the grant date. For example, Mr. Andrews earned an annual cash bonus of $40,000 for 2010. Mr. Andrews also received a separate long-term incentive award for 2009 in the form of restricted shares, the number of which was determined by multiplying the total value of his annual bonus ($40,000) by the applicable multiple (0.75) and dividing the resulting amount by the value of our stock on the grant dates. Based on this calculation, he was granted 1,084 shares of restricted stock, with the restrictions lapsing ratably over four years. This incentive award is the same as the long-term incentive he received for services in 2009.

The annual cash bonuses for the named executive officers for 2010 are reported in the Summary Compensation Table on page 24 under the column entitled “Bonus”. The grant-date values of long-term incentives granted to our named executive officers in 2010 are reported in the “Stock Awards” column of that table.

Equity Award Policy.  The Company has established a Stock Option/Restricted Stock Award Policy that applies to the grant of equity incentive awards to all employees, including our named executive officers. The policy does not restrict the timing of awards, although the Compensation Committee generally makes incentive awards to our named executive officers and senior leadership at the first meeting of the Compensation Committee following the end of each calendar year, which usually occurs in February following publication of our annual results.

Pursuant to this policy, the Compensation Committee delegates to its chairman and to Mr. Isenberg authority, subject to predetermined caps, to approve equity awards to employees at other times during the year, such as in connection with new hires and promotions, or in connection with the appraisal review and compensation adjustment process for employees. All awards granted by Mr. Isenberg are required to be reported to the Compensation Committee at its next regularly scheduled meeting. In connection with the appraisal review and compensation adjustment process for 2010, Mr. Isenberg was delegated authority to grant up to an aggregate of 1,000,000 shares to employees.

Retirement Benefits

Our named executive officers and senior leaders are eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan, and

•	a nonqualified deferred compensation plan (the “Deferred Compensation Plan”).

Collectively, these plans facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified, defined-contribution benefit plan covering substantially all our employees. A description of the Deferred Compensation Plan, the benefits of our named executive officers under that plan and the Executive Plan described below, and the terms of their participation can be found in the Nonqualified Deferred Compensation table and the discussion following that table beginning on page 27 of this proxy statement.

At the end of 2008, the Company terminated the portion of the Deferred Compensation Plan with respect to interests that were vested as of December 31, 2005 and distributed the account balances attributable to such interests to participants. These distributions to our named executive officers were reflected in the Nonqualified Deferred Compensation table for 2008. In addition, participants were given an opportunity to elect to receive a distribution in 2009 of their vested interests in the Deferred Compensation Plan as of December 31, 2008 with respect to post-2005 contributions. Messrs. Isenberg and Petrello elected to do so. These distributions were reflected in the Nonqualified Deferred Compensation table for 2009. In 2010, we discovered an error in calculating amounts paid in 2009 and made additional distributions, reflected in the Nonqualified Deferred Compensation table for 2010.

Messrs. Isenberg, Petrello and Wood are also eligible to participate in the Executive Plan. Pursuant to Mr. Isenberg’s amended employment agreement, at the end of each calendar quarter he remains employed, Nabors credits $600,000 to his account under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Isenberg upon expiration of the agreement or earlier upon his termination of employment due to death, disability, termination without cause or constructive termination without cause. Pursuant to Mr. Petrello’s amended employment agreement, at the end of each calendar quarter he remains employed through the first quarter of 2019, Nabors credits $250,000 to his account under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65 or earlier upon his termination of employment due to death, disability, termination without cause or constructive termination without cause. Both Messrs. Isenberg and Petrello will forfeit their account balances under this plan upon termination of employment for cause or voluntary resignation. In 2010, the Compensation Committee elected to establish and credit $125,000 to an account for Mr. Wood under the Executive Plan. Some of our other senior leaders also participate in the Executive Plan.

Other Benefits and Perquisites

All of our employees, including our named executive officers, are entitled to participate in health and welfare benefits plans. Our named executive officers may also receive company-sponsored club memberships and/or an automobile allowance as part of their overall compensation package. In addition, Messrs. Isenberg and Petrello are entitled to additional benefits under the terms of their employment agreements, as described in the section entitled “Employment Agreements” beginning on page 29.

Share Ownership Policy

We encourage our named executive officers and senior leaders to own the Company’s shares to further align their interests with those of other shareholders. Messrs. Isenberg and Petrello’s employment agreements require that they own a minimum amount of shares, measured by the acquisition-date value of those shares. Acquisition value was chosen as the appropriate measure because of the volatility of stock prices in our industry and the complications that may arise from the use of a fluctuating valuation method. Mr. Isenberg is required to maintain stock ownership with an acquisition-date value of $6.5 million, while Mr. Petrello must own shares with an acquisition-date value of five times his base salary. As noted in the Beneficial Ownership of Company Common Stock table on page 12, those executives currently own 21,549,449 and 10,532,879 shares, respectively. None of our other named executive officers or senior leaders is subject to a minimum share ownership requirement.

Termination and Change-in-Control Arrangements

Severance protection, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protection for Messrs. Isenberg and Petrello in their employment agreements. Detailed information regarding these employment agreements and severance benefits they provide is included in the section entitled “Employment Agreements” beginning on page 29 of this proxy statement. The severance benefits in the prior agreements were negotiated when the employment agreements were entered into in 1987 and 1991, respectively.

The severance benefits in Messrs. Isenberg’s and Petrello’s employment agreements were substantially renegotiated in 2009. Under the previous formula for severance payments approved by creditors and the bankruptcy court in 1987, in the event of Mr. Isenberg’s death, disability, termination without cause, or constructive termination without cause, he would have been entitled (if his employment had terminated on December 31, 2008) to $263.63 million, excluding excise tax gross-ups. Effective in April 2009, those provisions were eliminated and substituted with a flat payment of $100 million upon any such termination in consideration of the surrender by Mr. Isenberg of entitlements under the prior agreement and these and other concessions under the new agreement. Also effective in April 2009, all tax gross-ups were eliminated under his new agreement, including the gross-up for golden parachute excise taxes.

Similarly, the previous formula for severance payments in the event of Mr. Petrello’s death or disability was eliminated and substituted with a flat payment of $50 million upon any such termination, representing a negotiated amount taking into account Mr. Petrello’s entitlements under the prior agreement and his concessions under the new agreement. The formula for termination without cause, or constructive termination without cause, was reduced to three times the average of the base salary and annual bonus paid to Mr. Petrello during each of the three fiscal years preceding the date of termination, with the bonus amounts to be calculated in all cases as though the bonus formula under the new agreement had been in effect. The formula will be further reduced to two times the average stated above in April 2015. Also effective in April 2009, all tax gross-ups were eliminated under his new agreement, including the gross-up for golden parachute excise taxes. For comparison, the cash severance amount to which Mr. Petrello would have been entitled under the old agreement if his employment had terminated on December 31, 2008 under any of these conditions was $89.6 million (excluding excise tax gross-ups).

In light of the overall concessions by Messrs. Isenberg and Petrello in the renegotiation of their employment agreements, including the elimination of tax gross-up payments, the elimination of substantial stock option grants in the event of a change in control, and substantial reductions in their bonus formulas, the committee agreed to retain a death benefit in the new agreements, although at a much reduced level, in order to mitigate the risk of paying a substantially higher death benefit during the term of the prior agreements. The committee believes that it was able to obtain a more balanced compensation package in the new employment agreements through inclusion of the substantially reduced death benefit.

Risk Assessment

In view of the current economic and financial environment, the Compensation Committee has reviewed and will continue to review with management the design and operation of our incentive compensation arrangements, including the performance objectives and the mix of short- and long-term performance horizons used in connection with incentive awards, for the purpose of assuring that these arrangements will not provide our executives with incentives to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our company or the investments of our shareholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount of compensation that may be deducted by Nabors in any year with respect to its named executive officers. Certain performance-based compensation approved by shareholders is not subject to the $1 million limit. Although Nabors intends to take reasonable steps to obtain deductibility of compensation, it reserves the right not to do so in its judgment, particularly with respect to retaining the service of its executive officers.

2010 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Award(s)	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Eugene M. Isenberg	2010	1,235,000	9,734,000	0	0	0	21,464	2,547,022	13,537,486
Chairman of the Board and	2009	1,141,750	19,891,275	0	0	0	2,925	2,222,038	23,257,988
Chief Executive Officer	2008	825,000	70,808,851	0	0	0	0	254,043	71,887,894
Anthony G. Petrello	2010	1,045,000	6,440,000	0	0	0	8,943	1,498,397	8,992,340
Deputy Chairman of the	2009	965,806	7,886,551	0	0	0	1,219	954,446	9,808,022
Board, President and Chief	2008	700,000	23,128,790	0	0	0	0	97,760	23,926,550
Operating Officer
R. Clark Wood	2010	233,347	100,000	100,000	0	0	721	131,901	565,969
Principal Accounting Officer	2009	193,732	60,000	0	75,000	0	0	6,047	334,779
and Principal Financial Officer
Mark D. Andrews	2010	171,000	40,000	30,000	0	0	0	78,328	319,328
Corporate Secretary	2009	171,000	40,000	0	30,000	0	0	75,626	316,626
	2008	180,000	50,000	20,338	0	0	0	73,777	324,115

(1)	A portion of Messrs. Isenberg’s and Petrello’s contractual salaries is deemed to be director’s fees. The amounts in this column for 2010 include $47,500 paid as director’s fees to each of Messrs. Isenberg and Petrello.

(2)	Messrs. Isenberg and Petrello are entitled to receive an annual cash bonus under their employment agreements. For 2008, they agreed to accept cash bonuses that were less than they were entitled to under their agreements. See above — “Annual Performance Bonus and Long-Term Incentives”. For 2008, each of them voluntarily agreed to accept a portion of his bonus in the form of restricted stock that was granted in October 2008 and in the form of stock options that were granted in February 2009. The amounts in this column include the grant-date fair value of those restricted stock awards and stock option awards.

(3)	The amounts shown in the “Stock Awards” column reflect the grant-date closing price of restricted stock awards.

(4)	The amounts shown in the “Option Award” column reflect the grant-date fair value of stock option awards. The fair value was determined pursuant to the Black-Scholes model for option pricing, utilizing assumptions detailed in our 2009 annual report on Form 10-K.

(5)	Incentive awards paid in cash are reported under the “Bonus” column because of the level of discretion the Compensation Committee retains in determining the bonus amounts.

(6)	The amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column are attributable to above-market earnings in the Executive Plan. Above-market earnings represent the difference between the 6% interest rate earned under the plan and 5.35%, which is 120% of the Internal Revenue Service Long-Term Applicable Federal Rate as of December 31, 2008. Nonqualified deferred compensation activity for 2010 is detailed in the 2010 Nonqualified Deferred Compensation Table on page 28.

(7)	The All Other Compensation amounts in the Summary Compensation Table consist of the following items:

				Imputed
		Insurance	Club	Life	Automobile			NQP	401(k)
		Benefits	Membership	Insurance	Allowance	Gross-up	Other	Company	Company
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)	Match	Match	Total

Eugene M. Isenberg	2010	0	27,801	23,187	24,000	0	2,465,692	0	6,342	2,547,022
	2009	0	50,649	20,877	24,008	127,642	1,992,900	177	5,785	2,222,038
	2008	0	54,534	14,499	24,000	84,313	67,497	5,382	3,818	254,043
Anthony G. Petrello	2010	0	20,309	4,327	27,159	0	1,442,737	0	3,865	1,498,397
	2009	0	23,446	2,156	27,475	12,917	884,539	0	3,913	954,446
	2008	0	15,417	1,446	30,373	21,413	19,911	0	9,200	97,760
R. Clark Wood	2010	0	0	199	0	0	125,000	3,839	2,863	131,901
	2009	0	0	153	0	0	0	262	5,632	6,047
Mark D. Andrews	2010	0	0	0	0	0	78,328	0	0	78,328
	2009	0	0	0	0	0	75,626	0	0	75,626
	2008	0	0	0	0	0	73,777	0	0	73,777

(a)	The economic benefit related to a split-dollar life insurance arrangement was $180,158 and $17,836 for Messrs. Isenberg and Petrello, respectively. These amounts were reimbursed to the Company during 2010. The benefit as projected on an actuarial basis was $481,838 and $339,322, respectively, before taking into account any reimbursements to the Company. We have used the economic-benefit method for purposes of disclosure in the Summary Compensation Table. Nabors suspended premium payments under these policies in 2002 as a result of the Sarbanes-Oxley Act.

(b)	Includes club dues.

(c)	Represents value of life insurance premiums for coverage in excess of $50,000.

(d)	Represents amounts paid for auto allowance.

(e)	The amounts in the “Gross-up” column for Mr. Isenberg represent tax reimbursements related to auto allowance and club memberships incurred prior to April 2009 and tax preparation fees for tax years prior to 2009. The amounts in the “Gross-up” column for Mr. Petrello represent tax reimbursements related to auto allowance and club memberships incurred prior to April 2009. Effective in April 2009, all tax gross-ups were eliminated.

(f)	The amounts in the “Other” column for Mr. Isenberg include tax preparation fees, the incremental variable operating costs to the Company (which include fuel, landing fees, on-board catering and crew travel expenses) attributable to his personal use of the corporate aircraft and, for 2009 and 2010, contributions of $1,800,000 and $2,400,000, respectively, to the Executive Plan. These contributions are detailed in the 2010 Nonqualified Deferred Compensation Table on page 28. The amounts in the “Other” column for Mr. Petrello include the incremental variable operating costs to the Company (which include fuel, landing fees, on-board catering and crew travel expenses) attributable to his personal use of the corporate aircraft and, for 2009 and 2010, contributions of $750,000 and $1,000,000, respectively, to the Executive Plan. The 2010 contributions are detailed in the 2010 Nonqualified Deferred Compensation Table on page 28. The amount in the “Other” column for Mr. Wood includes contributions of $125,000 to the Executive Plan. The 2010 contributions are detailed in the 2010 Nonqualified Deferred Compensation Table on page 28. The amount in the “Other” column for Mr. Andrews includes a housing allowance of $48,000. In addition, the “Other” column for Mr. Andrews includes reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for Mr. Andrews.

2010 GRANTS OF PLAN-BASED AWARDS

The table below shows each grant of restricted stock awards made to a named executive officer under any plan during the year ended December 31, 2010. Nabors did not grant any stock options or stock appreciation rights to any named executive officer during the year ended December 31, 2010.

								All	All Other
								Other	Option
								Stock	Awards:	Exercise	Grant
								Awards:	Number of	Or Base	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(1)	(#)	($/Share)	($)

Eugene M. Isenberg		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Anthony G. Petrello		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
R. Clark Wood	2/18/10	N/A	N/A	N/A	N/A	N/A	N/A	4,274	N/A	N/A	$100,000
Mark D. Andrews	2/18/10	N/A	N/A	N/A	N/A	N/A	N/A	1,282	N/A	N/A	$30,000

(1)	Restricted shares granted in February 2010 relate to 2009 performance and are scheduled to vest ratably over a four-year period.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

This table shows unexercised options, restricted stock awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2010. The amounts reflected as Market Value are based on the closing price of our common stock ($23.46) on December 31, 2010 as reported on the New York Stock Exchange.

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan Awards:
							Equity	Market
							Incentive	or Payout
	Number of	Number of				Market	Plan Awards:	Value of
	Securities	Securities				Value of	Number of	Unearned
	Underlying	Underlying	Option		Number of	Shares That	Unearned	Shares That
	Unexercised	Unexercised	Exercise	Option	Shares That	Have Not	Shares That	Have Not
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	($)	Vested (#)	($)

Isenberg, E.(1)	3,800,000	0	$13.525	1/22/2012
	1,900,000	0	$19.375	2/20/2013
	1,900,000	0	$22.955	2/20/2014
	700,000	0	$28.825	2/24/2015
	2,666,666	0	$35.805	12/5/2015
	2,250,000	750,000	$9.870	2/25/2019
					692,940	16,256,372	N/A	N/A
Petrello, A.(2)	1,900,000	0	$13.525	1/22/2012
	950,000	0	$19.375	2/20/2013
	950,000	0	$22.955	2/20/2014
	350,000	0	$28.825	2/24/2015
	1,333,334	0	$35.805	12/5/2015
	1,698,427	0	$9.870	2/25/2019
	1,726	0	$20.900	9/30/2019
					283,738	6,656,493	N/A	N/A
Wood, R.(3)	2,800	0	$19.765	6/30/2013
	1500	0	$23.990	2/20/2014
	1,762	0	$29.790	2/24/2015
	6,865	20,595	$9.180	3/10/2019
					298	6,991	N/A	N/A
					117	2,745	N/A	N/A
					792	18,580	N/A	N/A
					4,274	100,268	N/A	N/A

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan Awards:
							Equity	Market
							Incentive	or Payout
	Number of	Number of				Market	Plan Awards:	Value of
	Securities	Securities				Value of	Number of	Unearned
	Underlying	Underlying	Option		Number of	Shares That	Unearned	Shares That
	Unexercised	Unexercised	Exercise	Option	Shares That	Have Not	Shares That	Have Not
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)	($)	Vested (#)	($)

Andrews, M.(4)	0	5,096	$9.870	2/25/2019
	0	2,746	$9.180	3/10/2019
					241	5,654	N/A	N/A
					317	7,437	N/A	N/A
					1,282	30,076	N/A	N/A

(1)	Mr. Isenberg’s restricted stock is scheduled to vest as follows: 173,235 shares vested on 3/31/11; 173,235 shares vest of 6/30/11; 173,235 shares vest on 9/30/11 and 173,235 shares vest on 12/31/11.

(2)	Mr. Petrello’s restricted stock is scheduled to vest as follows: 70,934 shares vested on 3/31/11; 70,934 shares vest on 6/30/11; 70,934 shares vest on 9/30/11 and 70,936 shares vest on 12/31/11.

(3)	Mr. Wood’s restricted stock is scheduled to vest as follows: 1,068 shares vested on 2/18/11; 694 shares vested on 3/14/11; 117 shares vest on 4/13/11; 1,069 shares vest on 2/18/12; 396 shares vest on 3/14/12; 1,068 shares vest on 2/18/13 and 1,069 shares vest on 2/18/14.

(4)	Mr. Andrews’ restricted stock is scheduled to vest as follows: 320 shares vested on 2/18/11; 158 shares vested on 3/14/11; 241 shares vest on 10/1/11; 159 shares vest on 3/14/12; 321 shares vest on 2/18/12; 320 vest on 2/18/13; and 321 shares vest on 2/18/14.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table shows stock options exercised by the named executive officers and restricted stock awards vested during 2010. The value realized on the exercise of options is calculated by subtracting exercise price per share from the market price per share on the date of the exercise.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Eugene M. Isenberg	2,225,000	797,750	1,233,173	24,892,363
Anthony G. Petrello	1,182,000	425,980	568,688	11,602,254
R. Clark Wood	0	0	1,014	22,425
Mark D. Andrews	2,613	33,579	399	7,909

2010 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain employees, including some of our named executive officers, to defer an unlimited portion of their base salary and cash bonus and to receive company matching contributions in excess of contributions allowed under our 401(k) plan because of IRS qualified plan limits. Individual account balances in the Deferred Compensation Plan are adjusted in accordance with deemed investment elections made by the participant using investment vehicles made available from time to time. Distributions from the Deferred Compensation Plan are generally made in the form of a lump-sum payment upon separation of service from the Company. At the end of 2008, however, we terminated the portion of the Deferred Compensation Plan with respect to interests that were vested as of December 31, 2005 and distributed the account balances attributable to such interests to participants. These distributions to our named executive officers were reflected in the Nonqualified Deferred Compensation table for 2008. In addition, participants were given an opportunity to elect to receive a distribution in 2009 of their vested interests in the Deferred Compensation Plan as of December 31, 2008 with respect to post-2005 contributions. Messrs. Isenberg and Petrello and a number of our other senior leaders elected to do so. These distributions were reflected in the Nonqualified Deferred Compensation table for 2009. In 2010, we discovered an error in calculating amounts paid in 2009 and made additional distributions, reflected in the Nonqualified Deferred Compensation table for 2010.

Under the Executive Plan, we make deferred bonus contributions to accounts established for certain employees, including some of our named executive officers and other senior leaders, based upon their employment agreements or their performance during the year. Individual account balances in the Executive Plan are adjusted in accordance with deemed investment elections made by the participant either using investment vehicles made available from time to time or in a deemed investment fund that provides an annual interest rate on such amounts as established by the Compensation Committee from time to time. The interest rate for the deemed investment fund is currently set at 6%. Messrs. Isenberg and Petrello have elected to participate in this fund, as have some of our other senior leaders. Distributions from the Executive Plan are made in the form of lump-sum payments upon death, disability, termination without cause (as defined), or upon departure from the Company after vesting, which generally occurs five years (or other specified period) after the first contribution to the participant’s account.

Both the Deferred Compensation Plan and Executive Plan are unfunded deferred-compensation arrangements. The table below shows aggregate earnings and balances for each of the named executive officers under our nonqualified deferred compensation plans.

	Executive	Company
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	in Last Fiscal	in Last Fiscal	Earnings	Withdrawals/	Balance at
	Year	Year	in Last Fiscal	Distributions	Last Fiscal
Name	($)(1)	($)(2)	Year ($)(3)	($)(4)	Year-End ($)(5)

Eugene M. Isenberg	0	2,400,000	19,794	215,704	3,635,106
Anthony G. Petrello	0	1,000,000	7,958	141,075	1,512,001
R. Clark Wood	18,260	128,839	4,387	0	175,091
Mark D. Andrews(6)	0	0	0	0	0

(1)	The amounts shown in the “Executive Contributions in Last Fiscal Year” column reflect contributions to the Deferred Compensation Plan.

(2)	The amounts shown in the “Company Contributions in Last Fiscal Year” column for Messrs. Isenberg , Petrello and Wood include contributions of $2,400,000, $1,000,000, and $125,000 respectively, to the Executive Plan. All other amounts in that column reflect company matching contributions to the Deferred Compensation Plan. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table beginning on page 24.

(3)	The amounts shown in the “Aggregate Earnings in Last Fiscal Year” column for Messrs. Isenberg and Petrello include interest of $19,100 and $7,958, respectively, earned in the Executive Plan. All other amounts in that column reflect earnings or losses in the Deferred Compensation Plan. The portion of these amounts representing above-market earnings is reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 24.

(4)	The amounts shown in the “Aggregate Withdrawals/Distributions” column reflect the 2010 distributions to Messrs. Isenberg and Petrello of their vested interests in the Deferred Compensation Plan as of December 31, 2008 with respect to post-2005 contributions that were not distributed in 2009 due to an administrative error.

(5)	The amounts shown in the “Aggregate Balance at Last Fiscal Year-End” column for Messrs. Isenberg, Petrello and Wood include balances in the Executive Plan that were reported in the “All Other Compensation” column of the Summary Compensation Table in previous years. All other amounts in that column reflect balances in the Deferred Compensation Plan.

(6)	Mr. Andrews does not participate in either of our nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The following table reflects potential payments to executive officers under agreements in place with Messrs. Isenberg and Petrello on December 31, 2010 for termination upon a change in control or upon their death, disability, termination without cause or constructive termination without cause (as defined in their respective employment agreements). The amounts shown assume the termination was effective on December 31, 2010. In addition to the amounts set forth below, in the event of death, disability or termination without cause, Messrs. Isenberg and Petrello would be entitled to a distribution of their account balances under the Executive Plan, as described above.

					Retirement and	Welfare
	Cash		Option	Stock	Savings Plan	Benefits and	Tax
Name	Severance	Bonus	Awards(2)	Awards(3)	Contributions	Out-placement	Gross-up	Total

Eugene Isenberg	$100,000,000	0	$10,192,500	$16,256,372	0	0	0	$126,448,872
Anthony Petrello	50,000,000 (1)	0	0	6,656,493	0	0	0	56,656,493
R. Clark Wood	0	0	0	0	0	0	0	0
Mark Andrews	0	0	0	0	0	0	0	0

(1)	If Mr. Petrello were terminated without cause, the payment would equal three times the average of the base salary and annual bonus contemplated in his current employment agreement during the three fiscal years preceding the termination. In the event Mr. Petrello had been terminated without cause on December 31, 2010, his cash severance entitlement would have been $34,372,924.

(2)	Amounts shown for option awards represent the value of unvested options that would become vested and exercisable based on the difference between the $23.46 closing stock price on December 31, 2010 and the exercise price of the respective options.

(3)	Amounts shown for stock awards represent the value of unvested awards that would become vested upon a change in control based upon the $23.46 closing stock price on December 31, 2010.

Employment Agreements

Messrs. Isenberg and Petrello had employment agreements (“prior employment agreements”) in effect through the first quarter of 2009. The prior employment agreements were originally negotiated in 1987 and 1991, respectively. They were restated in 1996 and subsequently amended in 2002, 2005, 2006 (in the case of Mr. Isenberg) and 2008. Effective April 1, 2009, the Compensation Committee negotiated new employment agreements for Messrs. Isenberg and Petrello (“new employment agreements”) that amend and restate the prior employment agreements.

The new employment agreements provide for an initial term extending through March 30, 2013, with automatic one-year extensions on each anniversary date beginning April 1, 2011, unless either party provides notice of termination 90 days prior to such anniversary. If the Company provides notice of termination to Mr. Isenberg, then during the one-year extension period, the Company need not maintain Mr. Isenberg in the position of Chief Executive Officer, but must retain him only in the position of Chairman of the Board. If the Company provides notice of termination to Mr. Petrello, then provided that he remains employed with the Company for a period of up to six months as specified by the Company to assist with the transition of management, the termination will be treated as a constructive termination without cause and the Company will buy out the remaining term of his contract as described below. Neither executive nor the Company has provided notice of termination.

In addition to a base salary, the prior employment agreements provided for annual cash bonuses in an amount equal to 6% and 2%, for Messrs. Isenberg and Petrello, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year (the “equity hurdle”). Mr. Petrello’s bonus was subject to a minimum of $700,000 per year. In April 2009, that minimum payment was eliminated and the annual cash bonuses under Messrs. Isenberg’s and Petrello’s employment agreements were reduced to 2.25% and 1.5%, respectively, of Nabors’ net cash flow in excess of the equity hurdle. Mr. Petrello’s bonus formula will increase to 2% of Nabors’ net cash flow in excess of the equity hurdle in the event he is appointed Chief Executive Officer. Messrs. Isenberg and Petrello voluntarily accepted lower cash bonuses than provided for under their employment agreements in light of their overall compensation package in 18 of the last 21 and 15 of the last 20 years, respectively.

For 2008, Messrs. Isenberg and Petrello were entitled to cash bonuses in the amounts of $70.8 million and $23.1 million, respectively. They voluntarily agreed to accept a portion of their bonuses in restricted stock and stock option awards. Mr. Isenberg received his bonus in cash in the amount of $33.6 million, restricted stock having a value at the grant date of $28.4 million vesting over a three-year period, and stock options having a value at the grant date of $8.8 million. Half of the stock options granted to Mr. Isenberg vest over a period of two years; the remaining stock options vested immediately. Mr. Petrello received his bonus in cash in the amount of $6.5 million, restricted stock having a value at the grant date of $11.6 million vesting over a three-year period, and stock options having a value at the grant date of $5.0 million vesting immediately. For 2009, the annual cash bonuses for Messrs. Isenberg and Petrello were $15.4 million and $4.9 million, respectively, for the first quarter of 2009 in accordance with the prior employment agreement provisions and $4.5 million and $3.0 million, respectively, for the second through fourth quarters of 2009 in accordance with the new employment agreements. For 2010, Messrs. Isenberg and Petrello received cash bonuses of $9.7 million and $6.4 million, respectively, pursuant to the new employment agreements.

Messrs. Isenberg and Petrello are also entitled to participate in the Company’s Executive Plan. For each quarter Mr. Isenberg is employed, Nabors credits $600,000 to his account under the plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Isenberg upon expiration of the agreement or earlier upon termination of employment due to death, disability, termination without cause or constructive termination without cause, but will be forfeited upon his earlier termination of employment for cause or voluntary resignation. For each quarter Mr. Petrello is employed through the first quarter of 2019, Nabors credits $250,000 to his account under the plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when he reaches age 65, or earlier upon termination of employment due to death, disability, termination without cause or constructive termination without cause, but will be forfeited upon his earlier termination of employment for cause or voluntary resignation. During 2010, the Company credited $2,400,000 and $1,000,000, respectively, to Messrs. Isenberg’s and Petrello’s accounts under the plan.

Messrs. Isenberg and Petrello also are eligible for awards under Nabors’ equity plans, may participate in annual long-term incentive programs and pension and welfare plans on the same basis as other executives, and may receive special bonuses from time to time as determined by the Board.

Termination in the event of death, disability, or termination without cause (including in the event of a change in control).  The new employment agreements provide for severance payments in the event that either Mr. Isenberg’s or Mr. Petrello’s employment agreement is terminated (i) upon death or disability, (ii) by Nabors prior to the expiration date of the employment agreement for any reason other than for cause, or (iii) by either individual for constructive termination without cause, each as defined in the respective employment agreements. Termination in the event of a change in control (as defined in the respective employment agreements) is considered a constructive termination without cause. Mr. Isenberg would be entitled to receive within 30 days of any such triggering event a payment of $100 million. Mr. Petrello would be entitled to receive within 30 days of his death or disability a payment of $50 million or, in the event of termination without cause or constructive termination without cause, three times the average of his base salary and annual bonus (calculated as though the bonus formula under the new employment agreement had been in effect) during the three fiscal years preceding the termination. If, by way of example, Mr. Petrello were terminated without cause subsequent to December 31, 2010, his payment would be approximately $34 million. The formula will be further reduced to two times the average stated above in April 2015.

The new employment agreements continue to provide that, upon his death, disability, termination without cause, or constructive termination without cause, the executive is entitled to receive (a) any unvested restricted stock outstanding, which will immediately and fully vest; (b) any unvested outstanding stock options, which will immediately and fully vest; (c) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which will be continued through the later of the expiration date or three years after the termination date; (d) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and

(e) any other or additional benefits in accordance with applicable plans and programs of Nabors, including distribution of account balances under the Company’s Executive Plan. For Messrs. Isenberg and Petrello, the value of unvested restricted stock was approximately $16 million and $7 million, respectively, as of December 31, 2010. The value of Mr. Isenberg’s unvested stock options was approximately $10 million as of December 31, 2010. Mr. Petrello had no unvested stock options as of December 31, 2010. Estimates of the cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (c), (d) and (e) above are included in the payment amounts above.

Other Obligations.  In addition to salary and bonus, each of Messrs. Isenberg and Petrello receive group life insurance in an amount equal to his base salary (up to a limit of $1 million), various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella policy in the amount of $5 million. Premium payments under the split-dollar life insurance policies were suspended in 2002 as a result of the adoption of the Sarbanes-Oxley Act. Under each executive’s new agreement, the Company’s only obligation with respect to the split-dollar life insurance policies is to make contributions during the term of the executive’s employment in the amounts necessary to maintain the face value of the insurance coverage. If the Company is not legally permitted to make such contributions to the policies, it will pay an additional bonus to the executive equal to the amount required to permit him to lend sufficient funds to the insurance trusts that own the policies to keep them in force.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Governance Guidelines charge the Governance and Nominating Committee, which is comprised of all of the nonmanagement members of our Board (each of whom is independent), with reviewing any transaction between the Company and an officer or director to ensure its fairness to the Company and to determine its potential impact on the independence of any director involved. Our independence standards are set forth in our Governance Guidelines and described above under “Corporate Governance — Director Independence” on page 9.

During the first quarter of 2010, the Company entered into a transaction with Shona Energy Company, Inc. (“Shona”), a company in which Mr. Payne, an outside director of the Company, is chairman and chief executive officer. Shona offered all existing shareholders, including a subsidiary of the Company, an opportunity to acquire convertible preferred shares by subscribing for units (the “Preferred Units”), each consisting of one share of Shona Series A 10% convertible preferred stock and a warrant to purchase an additional 120 shares of Shona common stock during the next five years. Each current shareholder was entitled to subscribe to Preferred Units in proportion to its respective current share ownership in Shona, as well as to purchase additional Preferred Units to the extent that other shareholders of Shona did not fully subscribe for and purchase their proportionate share of the Preferred Units. The Company elected to subscribe for 9,950 Preferred Units, at an aggregate purchase price of $995,000, which represented less than its proportionate subscription right. As a result of this transaction, as well as a previous share issuance by Shona in which Nabors did not participate, the Company’s equity ownership percentage in Shona decreased from 16.34% to 11.12%, with all preferred shares counted on an as-converted basis.

In the second quarter of 2011, the Company entered into another transaction with Shona. Shona offered all existing shareholders an opportunity to purchase additional common shares. Each current shareholder was entitled to subscribe to purchase up to 0.02905 common shares for each common share owned (including each Shona preferred share on an as-converted basis), as well as to purchase additional common shares to the extent that other shareholders of Shona did not fully subscribe for and purchase their proportionate share of the offering. The Company elected to subscribe for its full proportionate share of the offering, including an overallotment option. As a result of the Company’s participation, it acquired 878,567 shares of Shona for an aggregate purchase price of $623,783. As a result of this transaction, more than offset by a previous warrants offering by Shona in which Nabors did not participate, the Company’s equity ownership percentage in Shona decreased to 10.43%, with all preferred shares counted on an as-converted basis.

The Governance and Nominating Committee reviewed each of these transactions and determined that they were conducted at arm’s length and did not impair Mr. Payne’s independence. Mr. Payne did not take part in the determinations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2010 was initially comprised of Messrs. Comfort, Payne, Sheinfeld, Whitman and Dr. Lombardi, all independent directors. In October 2010, in connection with a realignment of all of the Board’s Committees, Messrs. Payne, Whitman, Yearwood and Dr. Lombardi were appointed as the sole members of the Committee. None of these directors has ever served as an officer or employee of Nabors or any of its subsidiaries, nor has any participated in any transaction during the last fiscal year required to be disclosed pursuant to the SEC’s proxy rules, except as disclosed in the preceding section, “Certain Relationships and Related-Party Transactions”, with respect to Mr. Payne. No executive officer of Nabors serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

ITEM 2
APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION
OF THE AUDIT COMMITTEE TO SET THE AUDITOR’S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the independent auditor of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration. At the meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditor and to authorize the Audit Committee to set the independent auditor’s remuneration. PricewaterhouseCoopers or its predecessor has been our independent auditor since May 1987.

A representative from PricewaterhouseCoopers is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR OF THE COMPANY AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD DIRECTORS TO SET THE AUDITOR’S REMUNERATION.

Preapproval of independent auditor services.  The Audit Committee preapproves all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by PricewaterhouseCoopers, the Company’s independent auditor. The Chairman of the Audit Committee may preapprove additional permissible proposed nonaudit services that arise between Committee meetings, provided that the decision to preapprove the service is presented for ratification at the next regularly scheduled committee meeting.

Independent Auditor Fees

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers. The Audit Committee preapproved 2010 and 2009 services.

	2010	2009

Audit Fees	$5,414,710	$5,233,551
Audit-Related Fees	13,533	20,177
Tax Fees	67,985	231,105
All Other Fees	—	—

Total	$5,496,228	$5,484,833

The Audit fees for the years ended December 31, 2010 and 2009, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company and the audits of the Company’s internal control over financial reporting, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules, statutory audits, consents, and accounting consultation attendant to the audit.

The Audit-Related fees for the years ended December 31, 2010 and 2009, respectively, include consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2010 and 2009, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice.

The auditor rendered no other professional services during 2010 or 2009.

ITEM 3
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Shareholders are invited to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to attract, retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders. We have shaped our compensation program to accomplish this purpose. Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives. Toward that end, we provide a program of cash and equity-based awards designed to reward executives for superior performance, as measured by both financial and nonfinancial factors. We use equity-based awards to align executives’ interests with those of other shareholders. The time-vesting feature of those awards, combined with other forms of deferred compensation, encourages our talented executives to remain in our employ.

In response to shareholder concerns raised about executive compensation, over the past two years we took the following steps, which are more fully detailed above in the Compensation Discussion and Analysis section of this proxy statement:

•	reduced the 2010 compensation of Messrs. Isenberg and Petrello by 81.2% and 62.4%, respectively, from 2008 levels;

•	reduced Mr. Isenberg’s compensation for 2010 to the 71st percentile of other CEOs in our peer group;

•	eliminated tax gross-ups from Messrs. Isenberg’s and Petrello’s employment agreements, including gross-ups on perquisites and golden parachute excise taxes;

•	also eliminated from their agreements additional stock option grants in the event of a change in control;

•	added noncompetition and nonsolicitation covenants to their agreements;

•	eliminated the previous formulas for severance payments in the event of Mr. Isenberg’s or Mr. Petrello’s death, disability, termination without cause, or constructive termination without cause and replaced them with significantly lower fixed amounts; and

•	continued the 10% salary reductions implemented in 2009 of our named executive officers through the first half of 2010; beginning in July 2010, those salaries were restored, although most remained at their 2008 levels.

The vote on this resolution is not intended to address any specific element of compensation, but to advise the Board (including the Compensation Committee) on shareholders’ views of our overall executive compensation as described herein. While the vote on executive compensation is nonbinding, the Board of Directors and the Compensation Committee will review the voting results and give consideration to the outcome. We ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual General Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and narrative disclosure.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions of the Company, the

Board of Directors or the Compensation Committee; nor will it change the fiduciary duties of the Company, the Board of Directors or the Compensation Committee.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4
ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER “SAY-ON-PAY” VOTES

Shareholders are also invited to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes in the nature of Item 3, above. Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Shareholders may also abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. The Board believes that an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. This emphasis on long-term results is particularly appropriate in our industry, where fluctuating operating results often lag stock prices, rendering short-term analyses less meaningful. An advisory vote occurring once every three years will also permit shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our shareholders regarding our executive compensation program during the period between advisory votes on executive compensation.

As noted, this vote is advisory only, but the Board of Directors and the Compensation Committee will take into account the outcome of the vote in considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY THREE YEARS” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

ITEM 5
SHAREHOLDER PROPOSAL REGARDING
THE VOTE STANDARD FOR DIRECTOR ELECTIONS

The following shareholder proposal has been submitted to the Company for action by the American Federation of State, County and Municipal Employees Pension Plan, a holder of 2,030 shares, 1625 L Street, N.W., Washington D.C. 20036. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Resolved, that the shareholders of Nabors Industries Ltd. (“Nabors” or the “Company”) hereby request that the Board of Directors take the necessary steps (excluding those steps that must be taken by shareholders) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections. For purposes of this proposal, a contested election is defined as an election in which the number of director nominees exceeds the number of available board seats.

Supporting Statement

We believe that a true majority vote standard for director election — one contained in the company’s charter or bylaws — provides the most meaningful role for shareholders in director elections. Currently, Nabors uses a plurality standard for director elections; that is, the nominee who receives the most votes will be elected. In uncontested elections, the plurality standard means that a nominee who did not receive support from a majority of votes cast would nonetheless be elected.

Shareholders appear to agree with our view on the majority vote standard. In 2010, support for proposals urging a majority vote standard were supported by, on average, approximately 58 percent of shares voted at 30 companies. (Source: Institutional Shareholder Services, 2010 Proxy Season Review).

We also believe a majority vote standard will be useful here at Nabors, where approximately 48 percent of Nabors shares voted were withheld from the two directors up for election in 2010.

We urge shareholders to support this proposal.

BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 5

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes the proposal for the following reasons.

The Board has adopted effective director nomination procedures. Overall, our governance structure earned a global rating of 8.5 out of 10 from GovernanceMetrics International, indicating a strong performance relative to our industry peers. Our governance standards are designed to enhance accountability to our stockholders and transparency in Board actions, and we do not believe a majority voting standard would improve our governance practices or lead to improved company performance. The plurality standard we employ for the election of directors is the standard mechanism for the election of directors. Although shareholder activists have challenged the standard in recent years, we believe that the potentially destabilizing and costly impact of adopting a majority voting standard outweighs the purported benefits to shareholders of such a standard.

The proponent of this change suggests that the standard it proposes “provides the most meaningful role for shareholders in director elections”. We disagree. The plurality standard for election of directors and the ability to withhold votes from director nominees provides shareholders with a powerful means to express dissatisfaction with the elected directors, without risking destabilization of the Board and costly procedures to hold additional elections or replace directors.

We believe our governance standards have helped bring together a very capable and experienced board. The proponent of this proposal does not challenge that; it simply suggests that “shareholders [at other companies] appear to agree with our view” and that a new standard at Nabors “will be useful”. They do not explain why such a change is desirable or what it would improve at the Company. They appear to advocate change for change’s sake alone. On the contrary, we believe that adoption of this proposal could disrupt orderly function of the Board and increase the possibility of failed elections which would create an additional, and potentially expensive, process of identifying and electing new directors to fill vacant Board positions. Such vacant positions would increase the workload of the remaining directors and potentially disrupt the normal function of our Board committees. The proponent notes that “approximately 48 percent of Nabors shares voted were withheld from two directors up for election in 2010”. The balance of that equation is that a majority of the shares voted were cast in favor of those nominees.

In addition to the instability that would be caused if a “failed” election left one or more seats vacant on the Board of Directors, the standard proposed results in uncertainty due to its relative novelty when applied to the election of directors. A task force of the American Bar Association’s Committee on Corporate Law chaired by Norman Veasey, former Chief Justice of the Delaware Supreme Court, studied the possible pros and cons of applying a majority vote standard to the election of directors. The Committee concluded that the existing plurality default rule in the Model Business Corporation Act was preferable, noting that “the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

In sum, the Board does not perceive any benefit to the proposed change; nor has any been offered by the proponent. The Board believes the possible detriment resulting from the change is neither necessary nor desirable.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

ITEM 6
SHAREHOLDER PROPOSAL TO REQUIRE
ALL DIRECTORS TO STAND FOR ELECTION ANNUALLY

The following shareholder proposal has been submitted to the Company for action by the Connecticut Retirement Plans & Trust Funds, the beneficial owner of more than $2000 in market value of the Company’s stock, 55 Elm Street, Hartford, Connecticut 06106. The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the shareholder proposal. Our Board recommends that you vote “Against” this Proposal. The text of the proposal follows:

Resolved, that shareholders of Nabors Industries Ltd. (“Nabors”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by shareholders) to eliminate the classification of Nabors’ board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

Supporting Statement

We believe the election of directors is the most powerful way shareholders influence Nabors’ strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the directors each year.

In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe declassifying the board will destabilize Nabors or affect the continuity of director service.

Academic studies provide strong evidence that classified boards harm shareholders. A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

A 2002 study by Professor Bebchuk and two colleagues, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” — a classified board plus provisions that disable shareholders from changing control of the board in a single election despite the classification — doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium.

A growing number of shareholders appear to agree with our concerns. In 2010, 22 came to a vote, averaging 69% support. (Georgeson, 2010 Annual Corporate Governance Review at 24.) Also in 2010, management at 45 companies sought shareholder approval for proposals to declassify their boards. (Id. at 46.)

In our view, fostering greater accountability to shareholders is particularly important at Nabors, where the board has a history of making compensation decisions that are not in shareholders’ best interests. As ISS Proxy Advisory Services noted in its 2010 analysis, both CEO Eugene Isenberg and President/Chief Operating Officer Anthony Petrello receive quarterly guaranteed deferred compensation payments, which undermine the pay/performance relationship. In addition, both Isenberg and Petrello’s employment agreements contain single-trigger change in control arrangements, which allow the executives to voluntarily quit and be entitled to severance payments. Under a change in control, Isenberg may be entitled to receive a cash payout of $100 million, not including the value of unvested equity awards that would automatically vest.

Last year, a similar resolution filed by the Connecticut Retirement Plans & Trust Funds (“CRPTF”) received the support of a majority of shares outstanding, but the Nabors board remains staggered. We urge shareholders to continue to support this proposal.

BOARD’S STATEMENT AGAINST SHAREHOLDER PROPOSAL IN ITEM 6

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.  Our Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

The Governance and Nominating Committee is comprised entirely of independent directors. The Committee has carefully considered whether to maintain the Company’s current classified board structure, particularly in light of last year’s shareholder vote. The Committee considered the history of the classified board system, as well as current industry conditions and the proponent’s statements in support of its position. The studies cited by the proponent are not uniformly accepted, and their conclusions continue to be debated. Weighing shareholders’ expressed preferences against its fiduciary duty to act in the long-term best interest of the Company, the Committee recommended, and the Board has concluded, that the continuity and quality of leadership that results from a classified board contributes to long-term shareholder value and is in the best interests of the Company and its shareholders.

The Board agrees that director elections are a powerful tool for shareholders to affect the strategic direction of the Company. The Board also believes that such a powerful tool should be properly tempered. Just as the election of senators, congressmen and the President is staggered in the United States and enhances stability, a staggered board provides an effective check upon a hostile takeover bid when a company may be vulnerable. It is the charge of the Board to protect against opportunistic advances. The concern is not that the hostile bid would be detrimental to management or even the Board of Directors, but to the shareholders themselves. A well developed body of corporate law defines the duties of directors in the face of such a bid. That law reinforces the fiduciary duties that directors owe to shareholders to protect their investment, including negotiating a sale at the best possible price if that is in the best interests of the shareholders. Our current board structure gives our Board the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and ultimately to negotiate the best possible result for our shareholders. Absent a classified board, a potential acquirer could gain control of the company by replacing a majority of the Board with its own slate of nominees at a single annual general meeting and without paying an appropriate premium to the shareholders.

The Board continues to believe that the staggered election of directors provides continuity and stability in the management of the business and affairs of the Company, while allowing for the introduction of new directors as appropriate. The Board believes that this continuity and stability is critical because it:

•	creates a more experienced board that is better able to make fundamental strategic decisions for the Company;

•	enables us to better focus on the development, refinement and execution of long-range strategic planning, free from the inherent dangers of abrupt changes in course based upon short-term objectives;

•	assists us in attracting director candidates who are willing to make longer-term commitments to the Company; and

•	allows new directors to benefit from the historical perspective of continuing directors.

The Board also believes that electing directors to three-year terms enhances the independence of nonmanagement directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or special interest groups who might have an agenda contrary to the long-term interests of all shareholders; the ability to replace the entire Board at a single meeting undercuts director independence, which is the cornerstone of good corporate governance.

The proponent’s arguments regarding executive compensation highlight our concern. The Board in 2009 negotiated significant improvements to Messrs. Isenberg’s and Petrello’s employment agreements, including obtaining significant reductions in severance entitlements and bonus formulas, as well as elimination of tax gross-ups and additional equity grants upon a change of control. The proponent argues that the decision to allow a $100 million severance payment, which represented a reduction of over $163 million, did not serve shareholders’ interests. Singling out one element of pay without considering the context of the overall pay package or its role in the long-term strategy of the Company leads to the narrow, short-term focus a seasoned board is designed to avoid. Staggering the Board helps to maintain a broader, strategic focus.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

CODE OF ETHICS

All of our employees, including our Chief Executive Officer, our principal financial and accounting officer and other senior officials, are required to abide by our Code of Business Conduct to ensure that Nabors’ business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any amendments to the Code of Business Conduct and any waivers of the Code of Business Conduct that apply to our principal executive officer or our principal financial and accounting officer. A copy of the Code of Business Conduct is available in print without charge to any shareholder that requests a copy. Direct requests to the Corporate Secretary and deliver them in person or by courier to the address on the cover page of this proxy statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Nabors’ directors and executive officers, and persons who own more than 10% of a registered class of Nabors’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Nabors. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish Nabors with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of the copies of Forms 3 and 4 and amendments thereto furnished to us during 2010 and Form 5 and amendments thereto furnished to us with respect to 2010, and written representations that no other reports were required, all Section 16(a) filings required to be made by Nabors’ officers, directors and greater-than-10% beneficial owners with respect to 2010 were timely filed.

SHAREHOLDER MATTERS

Bermuda has exchange controls that apply to residents in respect of the Bermudian dollar. As an exempt company, Nabors is considered to be nonresident for such controls; consequently, there are no Bermuda governmental restrictions on the Company’s ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends, if any, paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors common shares (other than by shareholders resident in Bermuda).

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2012 annual general meeting of shareholders must submit their proposals, and their proposals must be received at our principal executive offices no later than December 31, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bye-laws, in order to be properly brought before the 2012 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary in person or by courier at the address shown on the cover page of this proxy statement or by mail at P.O. Box HM3349, Hamilton, HMPX, Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s meeting (provided, however, that if the 2012 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than March 9, 2012 and no later than April 8, 2012.

OTHER MATTERS

The Board knows of no other business to come before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

Costs of Solicitation.  We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to solicit proxies on behalf of the Board of Directors at an estimated cost of $9,000 plus reasonable out-of-pocket expenses. Proxies may be solicited on behalf of the Board of Directors by mail, in person and by telephone. Proxy materials will also be provided for distribution through brokers, custodians and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

Financial Statements.  The financial statements for the Company’s 2010 fiscal year will be presented at the meeting.

NABORS INDUSTRIES LTD.

Mark D. Andrews
Corporate Secretary

Dated: April 29, 2011

PROXY
NABORS INDUSTRIES LTD.
This Proxy Is Solicited on Behalf of the Board of Directors
The person signing on the reverse by this proxy appoints Eugene M. Isenberg and Anthony G. Petrello, and each of them (with full power to designate substitutes), proxies to represent, vote and act with respect to all common shares of Nabors Industries Ltd. held of record by the undersigned at the close of business on April 8, 2011 at Nabors’ annual general meeting of shareholders to be held on June 7, 2011 and at any adjournments or postponements thereof. The proxies may vote and act upon the matters designated below and upon such other matters as may properly come before the meeting (including a motion to adjourn the meeting), according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.
1.	ELECTION OF DIRECTORS: Election of two Class II directors of Nabors to serve until the 2014 annual general meeting of shareholders or until their respective successors are elected and qualified.

Nominees: Anthony G. Petrello and Myron M. Sheinfeld

2.	APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO SET THE AUDITOR’S REMUNERATION: Appointment of PricewaterhouseCoopers LLP as independent auditor and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration.

3.	PROPOSAL: Approve a nonbinding advisory vote regarding the compensation paid to the Company’s named executive officers.

4.	PROPOSAL: Recommend, by nonbinding advisory vote, the frequency of shareholder advisory votes on the compensation paid to the Company’s named executive officers.

5.	SHAREHOLDER PROPOSAL: Shareholder Proposal regarding the vote standard for director elections.

6.	SHAREHOLDER PROPOSAL: Shareholder Proposal regarding the requirement that all directors stand for election annually.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOX, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED DIRECTORS, FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITOR, FOR THE NONBINDING ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION, FOR THE FREQUENCY OF THE NONBINDING ADVISORY VOTE TO BE THREE YEARS AND AGAINST THE TWO SHAREHOLDER PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
SEE REVERSE
SIDE

☑      Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3 AND IN FAVOR OF 3 YEARS IN PROPOSAL 4.

1.	Election of Directors Anthony G. Petrello Myron M. Sheinfeld		FOR ☐	WITHHELD ☐	2.	Appointment of Pricewaterhouse Coopers LLP as independent auditor and authorization of the Audit Committee of the Board of Directors to set the auditor’s remuneration.		FOR ☐	AGAINST ☐	ABSTAIN ☐
	For, except vote withheld from the following nominee(s):

3.	Proposal to adopt a nonbinding advisory vote approving the compensation paid to the Company’s named executive officers as disclosed pursuant to SEC regulations in the accompanying proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐	4.	Proposal to recommend, by nonbinding advisory vote, the frequency of shareholder advisory votes on the Company’s executive compensation.	3 Years ☐	2 Years ☐	1 year ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5 AND 6.

5.	Shareholder Proposal to adopt the majority vote standard for director elections.	FOR ☐	AGAINST ☐	ABSTAIN ☐	6.	Shareholder Proposal to adopt the requirement that all directors stand for election annually.		FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting (including a motion to adjourn the meeting) and at any adjournment of the meeting.
NOTE: Please mark the proxy, sign exactly as your name appears below, and return it promptly in the enclosed, addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person

Signature	Date

Signature	Date